Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

between

Cinco Resources, Inc. and Cima Resources, LLC (together, “Seller”),

and

ARP Eagle Ford, LLC and Atlas Growth Eagle Ford, LLC (together, “Purchaser”)

and for the sole purpose of Section 12.13,

Atlas Resource Partners, L.P. (“Parent”)

September 24, 2014

i

4.3	No Violations	21
4.4	Consents and Approvals	21
4.5	Litigation	21
4.6	Funding	21
4.7	Investment Intent	21
4.8	Brokers	21
4.9	Bankruptcy	22
4.10	Qualification	22
4.11	Independent Evaluation	22

ARTICLE V PURCHASER’S DUE DILIGENCE		22

5.1	General	22
5.2	Title Matters	23
5.3	Title Defects	23
5.4	Remedies for Title Defects	23
5.5	Curative Provisions	24
5.6	Interest Additions	25
5.7	Environmental Defects	26
5.8	Arbitration	27
5.9	Consents to Assignment	28

ARTICLE VI COVENANTS		29

6.1	Operation of the Assets	29
6.2	Purchaser’s Qualification	30
6.3	Additional Arrangements	30
6.4	Public Announcements	30
6.5	Notification of Certain Matters	31
6.6	Payment of Expenses	31
6.7	Transition Services Agreement	31
6.8	Audit Rights	31

ARTICLE VII CONDITIONS		32

7.1	Conditions to Each Party’s Obligation to Proceed with Closing	32
7.2	Conditions to Obligations of Purchaser	32
7.3	Conditions to Obligations of Seller	33

ARTICLE VIII CLOSING		33

8.1	Time and Place of the Closing	33
8.2	Allocation of Costs and Expenses and Adjustments to Purchase Price at the Closing	33
8.3	Closing Adjustments and Allocations Statement	35
8.4	Post-Closing Allocations and Adjustments to Purchase Price	35
8.5	Adjustments to Final Payment	36
8.6	Transfer Taxes	37
8.7	Ad Valorem and Similar Taxes	37
8.8	Actions of Seller at the Closing	37

8.9	Actions of Purchaser at the Closing	38
8.10	Assignment; Recordation; Further Assurances	39

ARTICLE IX TERMINATION		40

9.1	Termination Rights	40
9.2	Effect of Termination	41
9.3	Termination Damages	41

ARTICLE X ASSUMPTION AND INDEMNIFICATION		42

10.1	Purchaser’s Obligations after Closing	42
10.2	Seller’s Obligations after Closing	43
10.3	Plugging and Abandonment Obligations	43
10.4	Environmental Obligations	44
10.5	Definition of Claims	44
10.6	Application of Indemnities	45
10.7	Purchaser’s Indemnity	46
10.8	Seller’s Indemnity	46
10.9	Notices and Defense of Indemnified Claims	46
10.10	Seller’s Indemnity Limits	47
10.11	Survival	47
10.12	Exclusive Remedy	47
10.13	Defenses and Counterclaims	48
10.14	Setoff	48

ARTICLE XI DISCLAIMERS AND CASUALTY LOSS		48

11.1	Disclaimers of Representations and Warranties	48
11.2	NORM	50
11.3	Casualty Loss; Condemnation	50

ARTICLE XII MISCELLANEOUS		50

12.1	Amendment	50
12.2	Notices	51
12.3	Counterparts	52
12.4	Entire Agreement; No Third-Party Beneficiaries	52
12.5	Applicable Law	53
12.6	No Remedy in Certain Circumstances	53
12.7	Severability	53
12.8	Assignment	53
12.9	Waivers	53
12.10	Confidentiality Agreement	54
12.11	Waiver of Consumer Rights	54
12.12	Exclusive Remedy	54
12.13	Guaranty	55

Schedules

1.1	Permitted Encumbrances
3.4	Third-Party Consents
3.5	Litigation
3.11	Material Contracts
3.12(b)	Suspense Funds
3.17	Environmental Notices
3.18	Current Plugging Obligations
3.19	Capital Commitments
3.21	Tax Partnerships
3.24	Seller’s Bonds
6.1(a)	Drilling Program; Authorizations for Expenditures

Exhibits

A	Schedule 1:	Leases
	Schedule 1A:	Wells
	Schedule 1B:	Wells and Proposed Undeveloped Wellbores
	Schedule 2:	Contracts
	Schedule 3:	Allocated Value
	Schedule 4:	Map of Purchaser’s Proposed Wellbore Locations
B-1	Form of ARP Assignment
B-2	Form of AGP Assignment
B-3	Form of Assignments by Operator
C-1	Seller’s Knowledge Individuals
C-2	Purchaser’s Knowledge Individuals
D	Form of Transition Services Agreement

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into as of the 24th day of September, 2014 by and between Cinco Resources, Inc., a Delaware corporation (“Cinco”), Cima Resources, LLC, a Delaware limited liability company (“Cima” and together with Cinco, “Seller”) and ARP Eagle Ford, LLC, a Texas limited liability company (“ARP Purchaser”), Atlas Growth Eagle Ford, LLC, a Texas limited liability company (“AGP Purchaser” and together with ARP Purchaser, “Purchaser”), and for the sole purpose of Section 12.13, Atlas Resource Partners, L.P. (“Parent”).

Recitals

A. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Assets (as defined below), all upon the terms and conditions hereinafter set forth.

B. Purchaser and Seller (together, the “Parties” and each, a “Party”) desire to make certain representations, warranties, covenants and agreements in connection with such sale and purchase and also to prescribe various conditions thereto.

C. Seller desires that Parent guarantee the obligations of Purchaser hereunder, and Parent is willing to guarantee the obligations of Purchaser hereunder in order to induce Seller to enter into this Agreement.

In consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Section referred to below:

“AFEs” has the meaning specified in Section 3.19.

“AGP Assets” means those Assets identified as such by Purchaser to Seller in writing no less than ten (10) days prior to Closing.

“AGP Assignment” has the meaning specified in Section 8.8(a).

“AGP Purchaser” has the meaning specified in the opening paragraph of this Agreement.

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

“Aggregate Deductible Amount” means with respect to Qualified Title Defects their Qualified Title Defect Values and Qualified Environmental Defects and their Qualified Environmental Defect Values, an amount equal to three percent (3%) of the Purchase Price.

“Agreement” means this Purchase and Sale Agreement, as amended, supplemented or modified from time to time.

“Allocated Values” means the allocation of values for all of the Assets shown on Exhibit A, Schedule 3. Exhibit A, Schedule 3 is sometimes referred to herein as the “Allocated Value Schedule.”

“Arbitrator” has the meaning specified in Section 5.8.

“ARP Assets” means those Assets identified as such by Purchaser to Seller in writing no less than ten (10) days prior to Closing.

“ARP Assignment” has the meaning specified in Section 8.8(a).

“ARP Purchaser” has the meaning specified in the opening paragraph of this Agreement.

“Assets” has the meaning specified in Section 2.2.

“Assignment” has the meaning specified in Section 8.8(a).

“Assignments by Operator” has the meaning specified in Section 8.8(c).

“Assumed Obligations” has the meaning specified in Section 10.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas, are authorized or required by law to close.

“Casualty Loss” has the meaning specified in Section 11.3(b).

“CERCLA” has the meaning specified in this Section 1.1 in the definition of the term Environmental Law.

“Cima” has the meaning specified in the opening paragraph of this Agreement.

“Cinco” has the meaning specified in the opening paragraph of this Agreement.

“Claims” has the meaning specified in Section 10.5.

“Clean Air Act” has the meaning specified in this Section 1.1 in the definition of the term Environmental Law.

“Closing” means the closing and consummation of the transactions contemplated by this Agreement.

“Closing Date” means November 5, 2014 or such other date on which Purchaser and Seller may mutually agree, subject to delay as provided in Section 5.4.

“Closing Date Purchase Price” has the meaning specified in Section 2.4(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement dated April 7, 2014, between Cinco and Atlas Energy Holdings Operating Company, LLC relating to Seller’s furnishing of information to Purchaser in connection with Purchaser’s evaluation of the Assets.

“Consent to Assign” has the meaning specified in Section 5.9(a).

“Contracts” has the meaning specified in Section 2.2(d). For the avoidance of doubt, the term “Contracts” does not include the Leases.

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement between Parent, the administrative agent and the lenders party thereto, as amended.

“Cure Period” has the meaning specified in Section 5.5(b).

“Deductible” has the meaning specified in Section 10.10.

“Default Amount” has the meaning specified in Section 2.4(d)(i).

“Default Notice” has the meaning specified in Section 9.3.

“Deferred Purchase Price” has the meaning specified in Section 2.4(c).

“Designated Accountant” means KPMG, or if such firm is unable or unwilling to serve, such other independent accounting firm not used by Seller or Purchaser as is mutually appointed by Purchaser and Seller.

“Effective Time” means 7:00 a.m. local time at the location of the Assets on July 1, 2014.

“Environmental Defect” means, with respect to an individual Asset, a condition, occurrence, event or activity on or related to such Asset to the extent the same (a) represents a material violation of Environmental Law in effect on the date of this Agreement and applicable to the Asset at issue, or (b) requires, if known, or will require, once discovered, reporting to a Governmental Authority, investigation, monitoring, removal, cleanup, remediation, restoration or correction (including any monitoring, reporting or permitting, or any pollution control equipment installation and operation) in accordance with Environmental Laws; provided, however, that in no event shall an individual Environmental Defect having an Environmental Defect Value of less than the Individual Deductible Amount constitute an Environmental Defect for purposes of this Agreement. Neither the foregoing definition nor any provision of this Agreement that incorporates this defined term will abrogate or limit Seller’s or Purchaser’s respective indemnity and hold harmless obligations under Sections 10.7 and 10.8; provided, however, that Section 5.7(c)(ii) shall limit Purchaser’s ability to recover under the indemnity provisions in Section 10.8 to the extent that any Environmental Defects are resolved under Article V.

“Environmental Defect Notice” has the meaning specified in Section 5.7(a).

“Environmental Defect Value” has the meaning specified in Section 5.7(b).

“Environmental Disputes” has the meaning specified in Section 5.8.

“Environmental Law” means any law, common law, ordinance or regulation of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health and safety, Hazardous Material (including the use, handling, transportation, production, disposal, discharge, release or storage thereof), industrial hygiene, the environmental conditions on, under, or about any real property owned, leased or operated at any time by Seller, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include the Clean Air Act, as amended (the “Clean Air Act”), the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, and any other Law whose purpose is to conserve or protect human health, the environment, air quality, wildlife or natural resources.

“Environmental Notice Date” means 5:00 p.m. (Prevailing Central Time) on October 31, 2014.

“Environmental Obligations” has the meaning specified in Section 10.4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

“Excluded Assets” has the meaning specified in Section 2.3.

“Expiration Date” has the meaning specified in Section 10.11.

“Final Payment” means the installment payment of the Deferred Purchase Price due on September 30, 2015.

“Final Payment Date” means September 30, 2015.

“Final Settlement Date” has the meaning specified in Section 8.4(a).

“Final Settlement Statement” has the meaning specified in Section 8.4(a).

“Fundamental Representation” means any representation and warranty made by Seller in Sections 3.1, 3.2, 3.3, or 3.8.

“Governmental Authority” means any national, state, county, tribal or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator or arbitral panel in any case that has jurisdiction over any of the Parties or any of their respective properties or assets.

“Guarantied Obligations” has the meaning specified in Section 12.13.

“Hazardous Material” means (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste” or “solid waste,” in either case as defined by RCRA; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any asbestos-containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; (f) Hydrocarbons or any fractions or byproducts thereof; or (g) any air pollutant which is so designated by the U.S. Environmental Protection Agency as authorized by the Clean Air Act.

“Hedge Contract” means any futures, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities (including regional differences in the price of commodities), including Hydrocarbons, that binds Seller or any of the Assets.

“Hydrocarbons” has the meaning specified in Section 2.2(a).

“Individual Deductible Amount” means with respect to each Title Defect or Environmental Defect individually and not in the aggregate, an amount equal to $150,000.

“Interest Addition” has the meaning specified in Section 5.6.

“Interim Operating Expenses” has the meaning specified in Section 8.2(a)(iii).

“Inventory” has the meaning specified in Section 8.2(a)(iv).

“KKR DOT” means that certain (i) Deed of Trust, Credit Line Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement, dated effective January 15, 2013, by and among Operator and Seller, as Grantors, Thomas Dashiell Lane, as Trustee, and Project 5A Holding L.P. and Project 5B Holding L.P., as Beneficiaries, recorded at Document No. 138643, Official Public Records, Atascosa County, Texas, (ii) Deed of Trust, Credit Line Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement, dated effective January 15, 2013, by and among Operator and Seller, as Grantors, Thomas Dashiell Lane, as Trustee, and Project 5A Holding L.P. and Project 5B Holding L.P., as Beneficiaries, recorded at Document No. 138642, Official Public Records, Atascosa County, Texas and (iii) First Amendment to Deed of Trust, Credit Line Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement, dated effective April 1, 2013, by and among Operator and Seller, as Grantors, Thomas Dashiell Lane, as Trustee, and Project 5A Holding L.P. and Project 5B Holding L.P., as Beneficiaries, recorded at Document No. 144065, Official Public Records, Atascosa County, Texas.

“KKR JOA” means that certain Operating Agreement regarding the Eagle Ford Project dated December 21, 2012 by and among Operator, Seller, Project 5A Holding L.P. and Project 5B Holding L.P.

“KKR Waivers” has the meaning specified in Section 7.2(d).

“Lands” has the meaning specified in Section 2.2(a).

“Laws” has the meaning specified in Section 10.1(c).

“Leases” and “Lease” have the respective meanings specified in Section 2.2(a).

“Lien” means any lien, mortgage, security interest, pledge, deposit, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto, but does not include any production payment obligation.

“Material Adverse Effect” means (a) when used with respect to Seller, a result or consequence that would materially and adversely affect the ownership, operation or aggregate value of the Assets, or would materially and adversely affect Seller’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement; and (b) when used with respect to Purchaser, a result or consequence that would materially and adversely affect Purchaser’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement; provided, however, the term Material Adverse Effect shall exclude any effect to the extent resulting from (i) general conditions applicable to the economy of the United States or the State of Texas, (ii) conditions affecting the oil and gas industry generally or in the State of Texas, (iii) capital market conditions in the United States, or (iv) conditions relating to commodity prices.

“Material Consent” has the meaning specified in Section 5.9(a).

“Material Contract” means, to the extent binding on the Assets or Purchaser’s ownership thereof after Closing, any Contract (i) involving the transportation and/or processing of production that would not be cancelable by Seller or Purchaser after Closing upon notice of sixty (60) days or less without liability for further payment other than nominal penalty (including those providing for volumetric or monetary commitments or indemnification therefor or for dedication of future production), (ii) to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets after Closing, or (iii) that has resulted in or can be reasonably expected to result in aggregate payments by or aggregate revenues to Seller or Purchaser of more than $150,000.

“Net Revenue Interest” means a fractional or percentage interest in and to all Hydrocarbons produced from or allocated to an Asset after deduction of all third-party royalties, overriding royalties, and other burdens and payments out of production that burden such fractional or percentage interest.

“NORM” has the meaning specified in Section 11.2.

“Notice of Disagreement” has the meaning specified in Section 8.4(a).

“Operator” means Cinco Natural Resources Corporation, a Delaware corporation and an Affiliate of Seller.

“Parent” has the meaning specified in the opening paragraph of this Agreement.

“Participation Agreement” means that certain Participation Agreement by and among Project 5A Holding L.P., Project 5B Holding L.P., Cinco, Operator and Seller dated December 21, 2012 and related wellbore assignments.

“Parties” and “Party” have the respective meanings specified in the Recitals to this Agreement.

“Permitted Encumbrances” means: (a) Liens for Taxes, assessments or other governmental charges or levies not yet due or, if due, being contested in good faith by appropriate proceedings and identified on Schedule 1.1; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or, if due, being contested in good faith by appropriate proceedings and identified on Schedule 1.1; (c) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation (other than ERISA) which would not, individually or in the aggregate, result in a Material Adverse Effect on Seller; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) Liens, easements, rights of way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property that do not materially impair the value of the Assets or materially interfere with Seller’s right to ownership, use or operation of the Assets; (f) Liens created or arising by operation of law to secure a Party’s obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (h) farmout, carried working interest, joint operating, participation, unitization, geologist retainer, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business, including without limitation the Participation Agreement and KKR JOA, provided the effect thereof on the Working Interest and Net Revenue Interest has been properly reflected on Exhibit A, Schedules I and IA; (i) any defects, irregularities or deficiencies in title to the Assets that do not reduce the Net Revenue Interest, or increase the Working Interest, in any Asset from that set forth on Exhibit A, Schedules I and IA; (j) Third-Party Consents identified on Schedule 3.4; (k) the terms, provisions and obligations created by all Leases, Top Leases, Ratifications, Amendments, Right-of-Way Agreements, Easements, and Surface Use Agreements that do not reduce the Net Revenue Interest, or increase the Working Interest, in any Asset from that set forth on Exhibit A, Schedules I and IA; (l) valid, subsisting and applicable Laws of any Governmental Authorities; (m) Liens arising under the Seller Credit Facilities and KKR DOT (it being understood that the release of such Liens is a condition to the Closing as provided in Section 7.2(c)); (n) the Contracts described or listed in Exhibit A, Schedule 2 and the Participation Agreement and KKR JOA, other than as a result of any default thereunder (it being understood that the release of the Assets under the Participation Agreement and KKR JOA is a condition to the Closing as provided in Section 7.2(d)); (o) curative items which may not be filed of record; (p) consents from tenants in possession; (q) improperly witnessed, acknowledged or executed instruments; (r) defects or irregularities that have been cured or remedied by the applicable statute of limitations or statutes of prescription; (s) defects or irregularities resulting from or related to probate proceedings or the lack thereof that have been cured or remedied by the applicable statute of limitations or statutes of prescription; (t) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omission of heirship proceedings; (u) title opinion requirements which do not hinder the ability to obtain a drilling permit; (v) title opinion requirements deemed to have been cured by Affidavits of Use and Possession and Affidavits of Non-Possession; (w) a gas imbalance; (x) failure to subordinate mortgages granted by a mineral lessor; (y) lack of survey; (z) failure to obtain or record releases of lien, production payments, mortgages or prior oil and gas leases that have expired in accordance with their terms; (aa) any other defect or irregularity as would normally be waived by persons engaged in the oil and gas business when purchasing property, in the case of each of (o) through (aa) above, that do not reduce the Net Revenue Interest, or increase the Working Interest, in any Asset from that set forth on Exhibit A, Schedules I and IA; and (bb) any Title Defect for which Seller is engaged in ongoing curative actions at the time of the execution of this Agreement in accordance with Article V.

“Person” (whether or not capitalized) means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

“Plugging and Abandonment Obligations” has the meaning specified in Section 10.3.

“Precision Contract” means that certain International Association of Drilling Contractors Drilling Bid Proposal and Daywork Drilling Contract - U.S., dated Jan. 3, 2013, between Precision Drilling Company, LP and Cinco, as amended.

“Purchase Price” has the meaning specified in Section 2.4.

“Purchase Price Allocations and Adjustments” has the meaning specified in Section 8.2(c).

“Purchaser” has the meaning specified in the opening paragraph of this Agreement.

“Purchaser Indemnified Parties” has the meaning specified in Section 10.8.

“Purchaser’s Knowledge” has the meaning specified in Section 4.5.

“Qualified Environmental Defect” has the meaning specified in Section 5.7(c)(iv).

“Qualified Environmental Defect Value” has the meaning specified in Section 5.7(c)(iv).

“Qualified Title Defect” has the meaning specified in Section 5.3(d).

“Qualified Title Defect Value” has the meaning specified in Section 5.3(d).

“RCRA” has the meaning specified in this Section 1.1 in the definition of the term Environmental Law.

“Records” has the meaning specified in Section 2.2(e).

“Remediation” shall mean the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions, including any monitoring, reporting or permitting, or any pollution control equipment installation or operation, required under Environmental Laws to correct or remove an Environmental Defect.

“Representatives” means, with respect to any Person, the Affiliates of such Person and the officers, directors, managers, members, shareholders, agents, contractors and employees of such Person and of each Affiliate of such Person.

“Responsible Officer” means, with respect to any entity, the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Corporate Secretary of such entity or, if such entity is a limited partnership, of the general partner of such entity.

“Retained Obligations” has the meaning specified in Section 10.2.

“Seller” has the meaning specified in the opening paragraph of this Agreement.

“Seller Credit Facilities” means all credit facilities maintained by Cinco.

“Seller’s Knowledge” has the meaning specified in Section 3.5.

“Statement” has the meaning specified in Section 8.3.

“Straddle Period” has the meaning specified in Section 8.7.

“Subject Defect” has the meaning specified in Section 5.5.

“Subject Interests” and “Subject Interest” have the respective meanings specified in Section 2.2(a).

“Tax” or “Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, fuel tax, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, withholding and estimated taxes, customs duties, fees, assessments, escheat or unclaimed property obligations, and charges similar to any of the foregoing, and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a).

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller.

“Taxing Authority” means any Governmental Authority responsible for the administration of any Tax.

“Termination Fee” has the meaning specified in Section 9.3.

“Third-Party Consent” means the consent or approval of any Person other than Seller, Purchaser or any Governmental Authority.

“Title Defect” means: (a) Seller’s interest in an Asset is subject to a Lien other than a Permitted Encumbrance; (b) the Net Revenue Interest of Seller in a Well or undeveloped wellbore is less than the Net Revenue Interest shown in Exhibit A, Schedule 1B for such Well or undeveloped wellbore, or the Working Interest in a Well or undeveloped wellbore is greater than the Working Interest shown in Exhibit A, Schedule 1B for such Well or undeveloped wellbore without a corresponding increase in the Net Revenue Interest; in which event the Title Defect Value shall be calculated based on the resulting reduction in Net Revenue Interest (expressed as a percentage) multiplied by the Allocated Value of such Well or undeveloped wellbore, or (c) a tract which remains wholly (100%) unleased and precludes Purchaser from operating a horizontal wellbore or obtaining a drilling permit for a horizontal wellbore passing through (or within the minimum setback regulations under applicable Law of) such unleased tract, in which event the Title Defect Value shall be calculated based on the ratio of (i) the length of the horizontal wellbore starting at the point where such wellbore enters (or comes within the minimum setback regulations under applicable Law of) the unleased tract until the end point of such horizontal wellbore to (ii) to the entire length of such horizontal wellbore, where (A) for producing wells, solely the actual placement of the horizontal wellbore shall be used, (B) for wells in progress of being drilled and completed, solely the actual placement of the horizontal wellbore shall be used for the portion of the horizontal wellbore that has been drilled and solely Exhibit A, Schedule 4 shall be used for the purposes of depicting Purchaser’s proposed locations of any portion of the horizontal wellbore that has not yet been drilled, and (C) for undeveloped wellbores, solely Exhibit A, Schedule 4 shall be used for the purposes of depicting Purchaser’s proposed locations of the horizontal wellbore; provided, however, that in no event shall any of the following constitute a Title Defect for purposes of this Agreement: (x) a Permitted Encumbrance, (y) lack of ownership below the base of the Buda formation or (z) an individual Title Defect having a Title Defect Value of less than the Individual Deductible Amount. For avoidance of doubt, the Title Defect Value of an “individual Title Defect” shall be calculated with respect to an individual lessor for a Lease with multiple lessors, and not with respect to the interest of all lessors to the Lease in the aggregate.

“Title Defect Notice” has the meaning specified in Section 5.3.

“Title Defect Notice Date” means 5:00 p.m. (Prevailing Central Time) on October 31, 2014.

“Title Defect Value” means, with respect to a Title Defect, the amount of the downward adjustment to the Purchase Price on account of such Title Defect, which amount shall in no event exceed the value allocated on the Allocated Value Schedule to the Asset affected by such Title Defect.

“Transition Services Agreement” has the meaning specified in Section 8.8(i).

“Transfer Taxes” means all sales, use, documentary, conveyancing, real property transfer and other Taxes (other than Taxes on gross income, net income or gross receipts) incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement.

“Wells” and “Well” have the respective meanings specified in Section 2.2(b).

“Working Interest” means a fraction or percentage of the costs and expenses associated with the maintenance, exploration, development, operation and abandonment of an Asset.

1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Disclosure of a matter on a Schedule hereto shall not be deemed a determination by a Party that such matter is material for purposes of this Agreement. All references to dollar amounts herein refer to United States dollars.

ARTICLE II

PURCHASE AND SALE

2.1 Agreement to Purchase and Sell. Subject to and in accordance with the terms and conditions of this Agreement, Purchaser agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Purchaser as follows: (a) ARP Purchaser shall purchase from Seller and Seller shall sell to ARP the ARP Assets; (b) AGP Purchaser shall purchaser from Seller and Seller shall sell to AGP the AGP Assets; and (c) the ARP Assets and the AGP Assets collectively shall comprise all of the Assets.

2.2 Assets. Subject to Section 2.3, the term “Assets” means all of Seller’s right, title and interest in and to:

(a) the oil, gas and other mineral leases described on Exhibit A, Schedule 1 (collectively, the “Leases” and each a “Lease”) and any overriding royalty interests, royalty interests, non-working or carried interests, operating rights, mineral rights and other rights and interests associated with the Leases, including those described on Exhibit A, Schedule 1, together with the lands covered thereby or pooled or unitized therewith (the “Lands”), together with (i) all rights with respect to any pooled, communitized or unitized interest by virtue of any Leases and Lands and (ii) all production of oil, gas, associated liquids and other hydrocarbons (collectively “Hydrocarbons”) after the Effective Time from the Leases, the Lands, and any such pool or unit and allocated to the Leases and Lands (the Leases, the Lands, and the rights described in clause (i) above, and the Hydrocarbons described in clause (ii) above, being collectively referred to as the “Subject Interests” or, singularly, a “Subject Interest”);

(b) all wells, whether producing, not completed, shut in or abandoned, and whether for production, injection or disposal, associated with the Subject Interests, including those described on Exhibit A, Schedule 1A (collectively, the “Wells” and each a “Well”);

(c) all equipment, machinery, fixtures, spare parts, inventory, communications equipment, telemetry and production measurement equipment, and other personal property (including Seller’s leasehold interests therein subject to any necessary consents to assignment) used in connection with the operation of the Subject Interests or the Wells or in connection with the production, treatment, compression, gathering, transportation, sale, or disposal of Hydrocarbons produced from or attributable to the Subject Interests or the Wells, and any water, byproducts or waste produced therefrom or therewith or otherwise attributable thereto, and all wellhead equipment, pumps, pumping units, flowlines, gathering systems, pipe, tanks, treatment facilities, injection facilities, disposal facilities, compression facilities and other materials, supplies, buildings, trailers and offices used in connection with the Subject Interests, the Wells and the other matters described in this definition of Assets;

(d) to the extent assignable or transferable and to the extent binding on the Assets or Purchaser’s ownership thereof after Closing, (i) all easements, rights-of-way, servitudes, licenses, permits, surface leases, surface use agreements and other rights or agreements related to the use of the surface and subsurface, in each case to the extent used in connection with the operation of the Subject Interests or the Wells, including those described in Exhibit A, Schedule 2; (ii) all contracts, agreements, drilling contracts, equipment leases, production sales and marketing contracts, farm-out and farm-in agreements, operating agreements, service agreements, unit agreements, gas gathering and transportation agreements and other contracts, agreements and arrangements, relating to the Subject Interests, the Wells and the other matters described in this definition of Assets, including those described in Exhibit A, Schedule 2 and subject to, and in accordance with, any limitations set forth therein, and (iii) equipment leases and rental contracts, service agreements, supply agreements and other contracts, agreements and arrangements relating to the Subject Interests, the Wells and the other matters described in this definition of Assets, including those described in Exhibit A, Schedule 2 (the agreements identified in clauses (i), (ii) and (iii) above being, collectively, the “Contracts”);

(e) (i) all books, records and files, (ii) to the extent assignable or transferable, copies of all maps and well logs and data, and (iii) muniments of title, reports and similar documents and materials, in each case to the extent directly relating to the foregoing interests and in the possession or control of Seller (the “Records”); and

(f) geophyiscal, seismic and similar data, and any interpretations and derivatives thereof, owned by Seller or a third party, to the extent such items are assignable to Purchaser (including upon payment of a fee to a third party that Purchaser has agreed to pay).

2.3 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale, transfer and assignment contemplated hereby the following excluded properties, rights and interests (collectively, the “Excluded Assets”):

(a) all trade credits and all accounts, instruments and general intangibles (as such terms are defined in the applicable Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time;

(b) all claims and causes of action of Seller:

(i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time,

(ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), or

(iii) with respect to any of the other Excluded Assets;

(c) all rights and interests of Seller:

(i) under any policy or agreement of insurance or indemnity,

(ii) under any production-related or other bond, or

(iii) to any insurance or condemnation proceeds or awards arising in each case from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time;

(d) all Hydrocarbons produced from or otherwise attributable to the Subject Interests with respect to all periods prior to the Effective Time, together with all proceeds from the sale of such Hydrocarbons, and all Tax credits attributable thereto;

(e) all claims of Seller for refunds of or loss carry forwards with respect to:

(i) ad valorem, severance, production or any other Taxes attributable to any period prior to the Effective Time,

(ii) income, margin or franchise Taxes, and

(iii) any Taxes attributable to the other Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any gas gathering or transportation agreement;

(f) all abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Law where the dormancy period elapsed prior to the Closing Date;

(g) all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(h) all proceeds, income or revenues (and any cash, checks in the process of collection, cash equivalents, accounts and notes receivable, security or other deposits made) attributable to:

(i) the Assets for any period prior to the Effective Time, or

(ii) any other Excluded Assets;

(i) all of Seller’s proprietary technology and improvements, computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(j) all geophyiscal, seismic and similar data, and any interpretations and derivatives thereof, owned by Seller or owned by a third party and in which Seller has an interest, to the extent such items are not assignable to Purchaser (even upon payment of a fee to a third party that Purchaser has agreed to pay).

(k) all documents and instruments of Seller that are protected by an attorney-client privilege (excluding title opinions);

(l) data, information and other property, rights or interests that cannot be disclosed or assigned to Purchaser as a result of confidentiality or similar arrangements in favor of third parties, provided that Seller has used commercially reasonable efforts to obtain consent to disclosure or assignment thereof from the applicable third party, provided further that Seller will have no obligation to provide consideration in exchange for such consent unless Purchaser agrees to reimburse Seller for such consideration;

(m) all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the other Excluded Assets;

(n) (i) personal computer equipment, vehicles, and photocopy machines and other office furniture, fixtures and equipment, wherever located, (ii) all leased vehicles and equipment, the leases for which are not listed on Exhibit A, Schedule 2, and (iii) all third-party equipment and property located on or used in connection with the Assets, including contractor equipment;

(o) all office leases;

(p) all corporate, Tax, financial and legal (other than title) records of Seller, other than the Records;

(q) all Hedge Contracts;

(r) all contracts and agreements between Seller and Operator; and

(s) any Assets excluded pursuant to Article V.

It is understood and agreed by the Parties that certain of the Excluded Assets may not be embraced by the term “Assets,” and therefore the fact that certain properties, rights, and interests have been expressly excluded is not intended to suggest that had they not been excluded they would have constituted Assets and shall not be used to interpret the meaning of any word or phrase used in describing the Assets.

2.4 Purchase Price.

(a) The total consideration for the purchase, sale and conveyance of the Assets to Purchaser and Purchaser’s assumption of the Assumed Obligations and all other liabilities provided for in this Agreement, is Purchaser’s payment to Seller in the amount of three hundred forty million Dollars ($340,000,000) (the “Purchase Price”), in accordance with the terms hereof, and as adjusted in accordance with the provisions of this Agreement.

(b) The amount of two hundred million Dollars ($200,000,000) (the “Closing Date Purchase Price”), as adjusted in accordance with the terms of Section 8.2, will be paid by Purchaser to Seller on the Closing Date.

(c) The amount of one hundred forty million Dollars ($140,000,000) (the “Deferred Purchase Price”) will be paid by Purchaser to Seller in four installments of thirty-five million Dollars ($35,000,000) each on December 31, 2014, March 31, 2015, June 30, 2015 and September 30, 2015.

(d) In the event Purchaser defaults on any payment of the Deferred Purchase Price when it becomes due and payable as set forth in (c) above, Seller may at its option:

(i) without notice of nonpayment, demand for payment, presentment for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, or any other notice or demand of any kind to Purchaser, all of which are hereby waived by Purchaser, declare the entire unpaid balance of the Deferred Purchase Price (the “Default Amount”) to be immediately due and payable, whereupon such Default Amount shall be immediately due and payable; and

(ii) exercise any and all rights, powers, and remedies afforded by any and all other instruments, documents, or agreements evidencing, securing, or guaranteeing the Default Amount, and by applicable Laws.

2.5 Ownership of Assets. The ownership of the Assets shall be transferred from Seller to Purchaser on the Closing Date, but effective for all purposes as of the Effective Time except as otherwise required by Law, in accordance with Section 2.1; provided, that for federal and applicable state and local Tax purposes, the Parties shall treat the Assets and ownership thereof as transferred from Seller to Purchaser on the Closing Date and neither Party shall take any position inconsistent therewith.

2.6 Purchase Price Allocation for Tax Purposes. Seller and Purchaser agree to allocate the Purchase Price (as adjusted pursuant to the provisions hereof) entirely to Class V assets consistent with the following: (a) with respect to those Assets that are presently producing to which value has been allocated on Exhibit A, Schedule 3, 90% shall be allocated to the Subject Interests associated therewith and 10% shall be allocated to the tangible personal property associated therewith, and (b) with respect to those Assets that are not presently producing to which value has been allocated on Exhibit A, Schedule 3, one hundred percent (100%) shall be allocated to the Subject Interests associated therewith. Within thirty (30) days following the Final Settlement Date, Purchaser shall provide to Seller an allocation (consistent with the allocations on Exhibit A, Schedule 3) of the final adjusted Purchase Price among the Assets for purposes of making the requisite filings under Section 1060 of the Code and the regulations thereunder and for the calculation of any Transfer Taxes due in connection with the transactions contemplated hereby. Seller and Purchaser each agree to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to prepare and file all Tax Returns (including Internal Revenue Service Form 8594) in a manner consistent with the terms of this Agreement and shall not take any position inconsistent therewith upon examination of any such Tax Return, in any refund claim, in any litigation, investigation or otherwise unless required to do so by applicable law. Seller and Purchaser shall confer and cooperate in good faith on any revisions to the allocation of the Purchase Price, including reporting any matters that require updating (including adjustments to the Purchase Price) to be consistent with the agreed allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

3.1 Organization. Cinco (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation and is in good standing in the State of Texas. Cima (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (iii) is duly qualified to do business as a foreign limited liability company and is in good standing in the State of Texas.

3.2 Authority and Enforceability. Seller has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and (assuming that this Agreement constitutes a valid and binding obligation of Purchaser) constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms.

3.3 No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Seller with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the Assets under, any provision of: (a) its certificate of incorporation or by-laws; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Seller, other than the Seller Credit Facilities; or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 3.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that would not adversely affect Seller’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement.

3.4 Consents and Approvals. Except as set forth in Schedule 3.4: (a) no consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for any such consent, approval, order, authorization, registration, declaration, filing or permit which is customarily obtained or made after the Closing, and (b) no Third-Party Consent is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except pursuant to the Seller Credit Facilities. The Assets are not subject to any third-party preferential purchase rights, rights of first refusal, or similar rights for which a waiver must be obtained in order for Seller to consummate the transactions contemplated by this Agreement without violating or breaching a duty or obligation of Seller.

3.5 Litigation. Except as set forth in Schedule 3.5: (a) no litigation, arbitration, investigation or other proceeding is pending or, to the actual knowledge, after reasonable inquiry, of the personnel of Seller listed on Exhibit C-1 (“Seller’s Knowledge”), threatened against Seller relating to any of the Assets before any court, arbitrator or Governmental Authority; and (b) Seller is not subject to any outstanding injunction, judgment, order, decree or ruling relating to the Assets (other than routine oil and gas field regulatory orders). There is no litigation, proceeding or investigation pending or, to Seller’s Knowledge, threatened against or affecting Seller that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection with the transactions contemplated hereby.

3.6 Taxes. During the period of Seller’s ownership of the Assets up to the Effective Time, all material ad valorem, property, severance, excise and similar Taxes based on or measured by the value of the Assets, the ownership of the Assets, or the production of Hydrocarbons or the receipt of proceeds with respect to such Assets, and all Taxes for which Purchaser could be held liable under a successor liability or similar theory of law, that have become due and payable have been timely paid in full when due.

3.7 Compliance with Laws and Permits. Seller is not in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under any Law or judgment of any Governmental Authority applicable to the Assets except for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Seller. To Seller’s Knowledge, Seller has obtained and holds

(or has made proper application for) all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of Governmental Authorities necessary for the lawful conduct of its business with respect to the Assets or the lawful ownership, use and operation of the Assets, except for any thereof which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Anything in this Section 3.7 to the contrary notwithstanding, Seller makes no representations or warranties with respect to its compliance with Environmental Laws or Tax Laws under this Section 3.7, it being understood that Section 3.17 and Article V set forth Seller’s sole representations and warranties and together provide for Purchaser’s sole remedies with respect to matters related to Environmental Laws and that Sections 3.6 and 3.21 set forth Seller’s sole representations and warranties and together provide for Purchaser’s sole remedies with respect to matters related to Tax Laws.

3.8 Brokers. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Seller or any of its Affiliates for which Purchaser or any of its Affiliates will have any obligation or liability.

3.9 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller.

3.10 Royalties. Seller has not been and is not in breach of any payment obligations under any of the Leases, except (a) as provided by law and (b) for amounts held in suspense for royalty payments that have been legally suspended to royalty owners whose whereabouts are unknown, who claim conflicting interest or who have a Title Defect, as set forth on Schedule 3.12(b).

3.11 Material Contracts. Schedule 3.11 sets forth a complete and accurate list of all Material Contracts. Neither Seller, nor to Seller’s Knowledge, any other Person is in default in any material respect under any of the Material Contracts. To Seller’s Knowledge, all of the Material Contracts are in full force and effect in all material respects. No written notice of default or breach has been received or delivered by Seller under any Material Contract, the resolution of which is outstanding, and there are no current notices received by Seller of the exercise of any premature termination, price redetermination, market-out, or curtailment under any Material Contract.

3.12 Oil and Gas Operations. (a) All of the Wells have been (if drilled) drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all material respects with the applicable Leases and Contracts, and applicable Laws and permits; (b) except as set forth in Schedule 3.12(b), proceeds from the sale of Hydrocarbons produced from and attributable to the Assets are being received by Seller in a timely manner and are not being held in suspense for any reason; and (c) none of the Wells have a payout balance which will result in a reduction in Seller’s interest therein after payout occurs.

3.13 Affiliate Transactions. There are no transactions, agreements or contracts affecting any of the Assets between Seller and any Affiliate of Seller that will continue beyond the Closing.

3.14 Access. Seller has a legal right of access to all of the Lands, Leases and Wells, and following the Closing Purchaser will have a legal right of access to all of the Lands, Leases and Wells.

3.15 Payments for Production. Seller is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Assets at some future time without receiving payment therefore at the time of delivery. There are no gas imbalances or make up obligations related to the Assets regardless of whether such imbalances or make up obligations arise before or after the Effective Time, at the wellhead, pipeline, gathering system or other location, and regardless of whether the same arise under contract or otherwise.

3.16 Hedges. There are no Hedge Contracts pursuant to which any production of Hydrocarbons from any of the Assets is dedicated or committed from and after the Effective Time or that will be binding on the Assets, Purchaser or Purchaser’s Affiliates.

3.17 Environmental Matters. Except as set forth on Schedule 3.17:

(a) Seller has not received written notice from any Governmental Authority of any environmental event or condition concerning any Asset that: (i) materially interferes with or prevents compliance with any Environmental Laws; (ii) may give rise to or result in any material liability to Seller; or (iii) that has not already been corrected or remediated to the extent required by Environmental Laws;

(b) Seller has made available to Purchaser complete and accurate copies of all environmental assessment and audit reports and studies and all similar documentation and correspondence in the possession of or reasonable control of Seller and addressing potentially material environmental liabilities or obligations relating to ownership or operation of the Assets;

(c) With respect to the Assets, neither Seller nor, to Seller’s Knowledge, any third party has entered into, or is subject to, any agreements, consents, orders, decrees or judgments of any Governmental Authority, that are in existence as of the Closing Date, that are based on any Environmental Laws and that relate to the current or future use of any of the Assets; and

(d) There is no ongoing Remediation with respect to the Assets.

3.18 Current Plugging Obligations. Except as set forth in Schedule 3.18, Seller has not received any notices or demands from any Governmental Authority or, to Seller’s Knowledge, any other Person to plug any Wells or perform any mechanical integrity tests.

3.19 Capital Commitments. Except as set forth in Schedule 3.19, there are no outstanding authorizations for expenditures (“AFEs”), well proposals or other commitments to make capital expenditures which are binding on the Assets and which will individually require expenditures by the owner of the Assets after the Effective Time in excess of $125,000 (net to Seller’s interest).

3.20 Condemnations. To Seller’s Knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

3.21 Tax Partnerships.

(a) As of the date hereof, except as set forth on Schedule 3.21, to Seller’s Knowledge, the Assets are not subject to any Tax partnership agreements requiring a partnership income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code; and

(b) As of the Closing Date, the Assets will not be subject to any Tax partnership agreements requiring a partnership income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

3.22 Audits. There are no audits currently being conducted by Seller of the joint account under any operating agreements relating to the Assets.

3.23 Non-Consents. Seller has not elected nor been deemed to have elected as a non-consenting party with respect to any Well, proposal or other operations with respect to the Assets.

3.24 Seller’s Bonds. Schedule 3.24 contains a true and complete listing of the cash collateral, letters of credit, guaranties, and surety bonds posted, issued or entered into by Seller or any of its Affiliates in connection with Seller’s ownership and operation of the Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Each of ARP Purchaser and AGP Purchaser individually hereby represents and warrants to Seller with respect to itself as follows:

4.1 Organization. ARP Purchaser (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted. AGP Purchaser (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and (ii) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted.

4.2 Authority and Enforceability. Purchaser has the requisite entity power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary entity action on the part of Purchaser, and no other entity proceedings on the part of Purchaser are necessary to authorize the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming that this Agreement constitutes a valid and binding obligation of Seller) constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

4.3 No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Purchaser with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Purchaser under, any provision of: (a) the certificate of incorporation or certificate of formation or by-laws or other governing documents of Purchaser; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Purchaser; or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Purchaser.

4.4 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. No Third-Party Consent is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

4.5 Litigation. There is no litigation, proceeding or investigation pending or, to the actual knowledge of the personnel of Purchaser listed on Exhibit C-2 (“Purchaser’s Knowledge”), threatened against or affecting Purchaser that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Purchaser in connection with the transactions contemplated hereby.

4.6 Funding. Purchaser will have available funds, or immediately available capacity under committed credit facilities, in an aggregate amount sufficient to pay (a) all amounts required to be paid by Purchaser under this Agreement, and (b) all expenses which have been or will be incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby, in each case when such amounts are due and payable.

4.7 Investment Intent. Purchaser is acquiring the Assets by virtue of the transactions contemplated hereby for its own account for investment and not with an intent to sell or make a distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any other applicable securities Laws.

4.8 Brokers. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Purchaser or any of its Affiliates for which Seller will have any obligation or liability.

4.9 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Purchaser’s Knowledge, threatened against Purchaser.

4.10 Qualification. Purchaser (or its Affiliate that will be operator of the Assets) is and will continue to be qualified to serve as operator of oil and gas properties in the State of Texas, including meeting all bonding requirements.

4.11 Independent Evaluation. Purchaser is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby: (a) Purchaser has conducted or will have conducted, to its satisfaction, its own independent investigation of the condition and operation of the Assets; and (b) Purchaser has solely relied on and will solely rely on (i) its own independent due diligence investigation of the Assets, (ii) the provisions of this Agreement, and (iii) its own expertise and legal, land, Tax, engineering, and other professional counsel concerning this transaction, the Assets, and the value thereof.

ARTICLE V

PURCHASER’S DUE DILIGENCE

5.1 General. Purchaser shall have the right to inspect at the offices of Seller in Dallas, Texas, seven days a week, upon reasonable advance notice to Seller, copies or originals (as determined by Seller) of all files, records and data related to the Assets that are in the possession of Seller; provided, that access to certain of such files, records and data may be made available on a website created for such purpose. Notwithstanding the foregoing, Seller shall not be under any obligation to furnish Purchaser any data or information which is subject to third-party restrictions (provided that Seller has used commercially reasonable efforts to obtain the consent of such third party to disclose such data or information to Seller, provided further that Seller will have no obligation to provide consideration in exchange for such consent unless Purchaser agrees to reimburse Seller for such consideration) or attorney-client privilege (other than title opinions). Purchaser shall also have the right to make or perform at any reasonable time(s), at its own risk, cost and expense, inspections of the Assets, including the well sites, equipment and facilities included therein; provided, however, that Purchaser must make previous arrangements with Seller for each such inspection; and provided, further, that each such inspection shall be limited to a visual inspection of the Assets, it being understood that no sampling or other invasive inspections thereof may be conducted without Seller’s prior written consent (which shall not be unreasonably withheld). PURCHASER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND ITS REPRESENTATIVES, CONTRACTORS AND AGENTS FROM ANY AND ALL LIABILITIES, CLAIMS, CAUSES OF ACTION, INJURIES TO PURCHASER’S EMPLOYEES, AGENTS, CONTRACTORS, SUBCONTRACTORS OR INVITEES OR TO PURCHASER’S PROPERTY, AND/OR INJURY TO SELLER’S PROPERTY, REPRESENTATIVES, AGENTS OR CONTRACTORS WHICH MAY ARISE OUT OF PURCHASER’S INSPECTIONS REGARDLESS OF SELLER’S NEGLIGENCE OR FAULT (INCLUDING THOSE CLAIMS RESULTING FROM THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER OR ANY OF SELLER’S REPRESENTATIVES). The foregoing indemnity shall continue in full force and effect notwithstanding any termination of this Agreement. Purchaser agrees to provide to Seller, immediately upon request, a copy of any and all environmental assessments of the Assets conducted by or on behalf of Purchaser, including any reports, data, and conclusions, and to maintain the confidentiality of the information set forth therein until the Closing except to the extent disclosure is required under applicable law. In the event that this Agreement is terminated, Purchaser agrees to continue to maintain the confidentiality of such information (irrespective of the termination of the Confidentiality Agreement) except to the extent disclosure is required under applicable Law. Purchaser agrees to comply with the rules, regulations and instructions issued by Seller regarding the actions of Purchaser and its agents while upon, entering or leaving the Assets.

5.2 Title Matters. Without limiting the generality of Section 5.1, Seller shall make available to Purchaser at the offices of Seller in Dallas, Texas at all reasonable times prior to the Closing and upon reasonable advance notice to Seller such title files, land files, title opinions and other title data as Seller has in its possession pertaining to the Assets.

5.3 Title Defects. In the event Purchaser discovers a Title Defect that it intends to assert hereunder, Purchaser shall notify Seller in good faith of such Title Defect as soon after such Title Defect is discovered as is reasonably practicable, and in any event, on or before the Title Defect Notice Date. Each such notice shall set forth Purchaser’s basis for the assertion of such Title Defect (including supporting documentation and calculations therefor), Purchaser’s requirement(s) to cure such Title Defect and Purchaser’s proposed Title Defect Value thereof (each such notice, a “Title Defect Notice”). Anything herein to the contrary notwithstanding:

(a) Purchaser may not assert any Title Defect after the Title Defect Notice Date;

(b) this Article V sets forth Purchaser’s sole remedy for Title Defects (including any breach of a representation and warranty set forth in Article III that would also constitute a Title Defect), other than (without duplication of recovery) Seller’s limited warranty as to title contained in the ARP Assignment and AGP Assignment;

(c) Purchaser may only assert a Title Defect pursuant to a timely Title Defect Notice;

(d) an individual Title Defect shall not qualify as such unless the Title Defect Value thereof exceeds the Individual Deductible Amount (any individual Title Defect with a Title Defect Value exceeding the Individual Deductible Amount being referred to herein as a “Qualified Title Defect” and the amount by which the Title Defect Value of a Qualified Title Defect exceeds the Individual Deductible Amount being referred to herein as the “Qualified Title Defect Value”);

(e) the Purchase Price will only be adjusted for one or more Qualified Title Defects and Qualified Environmental Defects to the extent that the cumulative amount of Qualified Title Defect Values and Qualified Environmental Defect Values thereof exceeds the Aggregate Deductible Amount.

5.4 Remedies for Title Defects. Upon timely delivery of a Title Defect Notice, Purchaser and Seller shall meet and use commercially reasonable efforts to agree on the validity of such Title Defect and, if valid, the Title Defect Value thereof. Subject to Section 5.3(e), if

Purchaser and Seller agree prior to the Closing on the Title Defect Value and Seller does not cure such Title Defect prior to Closing, then the Asset affected by such Title Defect shall, at Seller’s election, either (i) be conveyed by Seller to Purchaser at Closing and the Purchase Price shall be adjusted by the Qualified Title Defect Value, (ii) be excluded from the transactions contemplated hereby, in which event the Purchase Price shall be reduced by the Allocated Value thereof, or (iii) be the subject of Seller’s further attempts to cure in accordance with Section 5.5. If, prior to Closing, Purchaser and Seller have not agreed on the validity of one or more Title Defects asserted in accordance with this Article V or on the Title Defect Value(s) thereof or on whether one or more Title Defects has been cured to the reasonable satisfaction of Purchaser prior to Closing, then the Parties shall submit such Title Defect to arbitration pursuant to the provisions of Section 5.8. If Seller elects to attempt to cure one or more Title Defects then Seller may, upon notice to Purchaser, delay the Closing Date for a period of up to twenty (20) Business Days in the event that Seller believes in good faith that it can cure any such Title Defect within such extended period.

5.5 Curative Provisions. The following shall apply with respect to each Title Defect that Seller attempts to cure pursuant to Section 5.4(iii) (each a “Subject Defect”):

(a) The Assets affected by each Subject Defect shall be conveyed by Seller to Purchaser at the Closing (unless the Subject Defect is a Material Consent).

(b) Seller shall have a one hundred (100) day period after (i) the Closing with respect to Subject Defects within which to attempt to cure such Subject Defects provided, that, in each case, if Seller’s curative efforts with respect to a Subject Defect require the initiation of proceedings before a Governmental Authority, such one hundred (100) day period with respect thereto shall be extended for so long as such proceedings are diligently pursued by Seller until such proceedings are concluded pursuant to a final, non-appealable judgment or are otherwise finally resolved, such extension not to exceed the Final Payment Date (the applicable cure period being hereinafter referred to as the “Cure Period”). Purchaser agrees to cooperate with Seller, at Seller’s sole cost and expense, in connection with its curative efforts, including in connection with any proceedings before a Governmental Authority.

(c) In the event that Seller believes in good faith that it has cured a Subject Defect within the Cure Period, Seller shall submit such curative efforts to Purchaser for approval (which approval shall not be unreasonably withheld). Purchaser shall be deemed to have approved such curative efforts in the event Purchaser does not notify Seller of its objection to the same (and the reasons therefor) within fifteen (15) Business Days after Purchaser’s receipt thereof. In the event Purchaser so objects, Seller shall have an additional period of ten (10) Business Days within which to perform additional curative efforts to satisfy Purchaser’s objections (and the Cure Period applicable thereto shall be extended accordingly). In any event: (i) except with respect to curative efforts that Purchaser has been deemed to have approved, each Party retains the right to dispute whether or not a Subject Defect has been cured and whether or not a Subject Defect constitutes a Title Defect, and (ii) any such dispute shall be resolved in accordance with the dispute resolution procedures set forth in Section 5.8, which dispute resolution procedures must be initiated on or before fifteen (15) Business Days after the end of the Cure Period.

(d) With respect to each Subject Defect that has neither been cured to Purchaser’s reasonable satisfaction prior to the expiration of the Cure Period or waived by Purchaser, the Purchase Price and the Final Payment amount shall each be reduced by the Qualified Title Defect Values of the affected Assets, subject to the limitations set forth in Section 5.3. With respect to each Subject Defect that has been cured in accordance with the provisions hereof prior to the expiration of the Cure Period, there shall be no reduction to the Purchase Price or the Final Payment amount with respect thereto.

(e) Anything herein to the contrary notwithstanding: if as a result of Seller’s curative efforts and/or successful resolution of Title Defects pursuant to Section 5.8, the amount by which the Purchase Price is adjusted on account of Title Defects is reduced below the Aggregate Deductible Amount applicable thereto, Purchaser shall pay to Seller any amounts by which the Purchase Price was reduced on account of Title Defects and Environmental Defects to the extent such amounts have been deducted from amounts previously paid to Seller.

5.6 Interest Additions.

(a) If at any time after the date hereof and prior to the Title Defect Notice Date, Seller has knowledge that any Net Revenue Interest in an Asset is greater than that shown on Exhibit A, Schedule 1B for such Asset (an “Interest Addition”), Seller may request an upward adjustment in the Purchase Price by notifying Purchaser of an Interest Addition. Any such notice shall set forth Seller’s basis for the assertion of such Interest Addition and Seller’s proposed upward adjustment to the Purchase Price on account thereof.

(b) Upon timely delivery of a notice by Seller of an Interest Addition, Purchaser and Seller shall meet and use commercially reasonable efforts to agree on the validity thereof and the amount of any required adjustment to the Purchase Price. If Purchaser and Seller agree prior to the Closing on the validity of one or more Interest Additions asserted in accordance with this Article V and on the amount of an adjustment to the Purchase Price on account thereof, with respect to each such Interest Addition, then at Closing the Purchase Price shall be adjusted by the amount of such agreed upon adjustment. If, prior to the Closing, Purchaser and Seller have not agreed on the validity of one or more Interest Additions asserted in accordance with this Article V or on the amount of an adjustment to the Purchase Price on account thereof, with respect to each such Interest Addition, Purchaser may elect to (i) exclude the Assets affected by one or more of such Interest Additions from the transactions contemplated hereby, in which event the Purchase Price shall be reduced by the Allocated Values thereof, or (ii) submit the dispute(s) with respect to Interest Additions to arbitration pursuant to the provisions of Section 5.8.

5.7 Environmental Defects.

(a) In the event Purchaser discovers an Environmental Defect, Purchaser shall in good faith give notice thereof to Seller as soon after such Environmental Defect is discovered as is reasonably practicable, and in any event, on or before the Environmental Notice Date. Each notice of an Environmental Defect shall set forth Purchaser’s reasonable good faith estimate of the Environmental Defect Value of such Environmental Defect (and the calculation thereof) and must describe such Environmental Defect in sufficient, specific detail, including: the written conclusion of Purchaser (or its consultant) that an Environmental Defect exists; the provisions of Environmental Laws causing the condition to constitute an Environmental Defect and the facts that substantiate such violation; identification of the Asset affected by such Environmental Defect; and identification of the procedures recommended to correct such Environmental Defect (each, an “Environmental Defect Notice”).

(b) Purchaser and Seller shall, after each Environmental Defect Notice is delivered, meet and use commercially reasonable efforts to agree on the validity thereof and the amount of any required adjustment to the Purchase Price, it being understood that the amount of any such adjustment with respect to an Environmental Defect will be the Qualified Environmental Defect Value (as defined below), with the “Environmental Defect Value” being the lesser of the following: (i) the cost of correcting the Environmental Defect (net to Seller’s Working Interest therein) in compliance with Environmental Laws in a commercially reasonable manner and assuming that the affected Asset will continue to be used as an oil and gas property or (ii) the Allocated Value of the affected Asset.

(c) Anything herein to the contrary notwithstanding:

(i) Purchaser may not assert any Environmental Defect after the Environmental Notice Date;

(ii) Purchaser may not recover under the indemnity provisions in Section 10.8 to the extent that any Environmental Defects are resolved under this Article V and for any Environmental Defects which Purchaser discovers but does not provide an Environmental Defect Notice to Seller as required herein;

(iii) Purchaser may only assert an Environmental Defect pursuant to a timely Environmental Defect Notice;

(iv) an individual Environmental Defect shall not qualify as such unless the Environmental Defect Value thereof exceeds the Individual Deductible Amount (any individual Environmental Defect with an Environmental Defect Value exceeding the Individual Deductible Amount being referred to herein as a “Qualified Environmental Defect” and the amount by which the Environmental Defect Value of a Qualified Environmental Defect exceeds the Individual Deductible Amount being referred to herein as the “Qualified Environmental Defect Value”); and

(v) the Purchase Price will only be adjusted for one or more Qualified Title Defects and Qualified Environmental Defects to the extent that the cumulative amount of Qualified Title Defect Values and Qualified Environmental Defect Values thereof exceeds the Aggregate Deductible Amount.

(d) Subject to Section 5.7(c)(v) above, if Purchaser and Seller agree on the Environmental Defect Value and Seller does not cure such Environmental Defect to Purchaser’s reasonable satisfaction prior to Closing, then the Asset affected by such Environmental Defect shall, at Purchaser’s election, either be (i) conveyed by Seller to Purchaser at Closing and the Purchase Price shall be adjusted by the Qualified Environmental Defect Value, or (ii) excluded from the transactions contemplated hereby, in which event the Purchase Price shall be reduced by the Allocated Value thereof. If, prior to the Closing, Purchaser and Seller have not agreed on the validity of one or more Environmental Defects asserted in accordance with this Section 5.7 or on the amount of the Environmental Defect Values thereof or on whether one or more Environmental Defects has been cured to the reasonable satisfaction of Purchaser prior to Closing, with respect to each such Environmental Defect, then the Parties shall submit such Environmental Defects to arbitration pursuant to the provisions of Section 5.8.

5.8 Arbitration Disputes with respect to Title Defects or Interest Additions (collectively, “Title Disputes”) shall be submitted for resolution in accordance with this Section 5.8 to an attorney with at least ten (10) years of experience in oil and gas title matters, and disputes with respect to Environmental Defects (“Environmental Disputes”) shall be submitted for resolution in accordance with this Section 5.8 to an attorney with at least ten (10) years of experience in oil and gas environmental matters (in each case, the “Arbitrator”). Seller and Purchaser shall attempt to agree upon an Arbitrator. In the event that Seller and Purchaser are not able to agree on an Arbitrator within ten (10) Business Days after the date on which either Party determines to submit a Title Dispute or Environmental Dispute to arbitration, either Seller or Purchaser may request that the American Arbitration Association appoint the Arbitrator. The fees and expenses of any Arbitrator shall be paid by Seller and/or Purchaser, as determined by the Arbitrator. Each of Seller and Purchaser shall submit a written statement of its position to the Arbitrator with respect to the Title Dispute or Environmental Dispute (as applicable) not later than the tenth (10th) Business Day after the Arbitrator is appointed. The Arbitrator shall render his or her decision within fifteen (15) Business Days after the Arbitrator is appointed. The decision of the Arbitrator shall be conclusive and binding on Seller and Purchaser and shall be enforceable against any Party in a court of competent jurisdiction. Anything in this Section 5.8 or the other provisions of this Agreement to the contrary notwithstanding, to the extent that all Title Disputes and Environmental Disputes have not been resolved prior to the Closing by arbitration or otherwise: (a) the Assets affected by such unresolved Title Defects and Environmental Defects shall be conveyed to Purchaser at the Closing; and (b) as each such Title Defect or Environmental Defect is resolved by the Arbitrator or by agreement of Purchaser and Seller, the Purchase Price and the Final Payment amount shall each be reduced to the extent and in the amount of any resolutions in favor of Purchaser. In connection with any determination of an Environmental Dispute by an Arbitrator pursuant to this Section 5.8, it is understood that the Environmental Defect Value of an Environmental Defect may not exceed the amount thereof asserted in the Environmental Defect Notice with respect thereto.

5.9 Consents to Assignment

(a) From the date hereof until six (6) months after the Closing Date, Seller shall exercise commercially reasonable efforts, and shall incur and pay all costs and expenses in connection therewith, to obtain all Third-Party Consents applicable to the assignment or transfer of any of the Assets (each a “Consent to Assign”), which are required in connection with the assignment of any Assets to Purchaser. SELLER SHALL NOT include in the ARP Assignment or the AGP Assignment (or permit the Operator to include in any Assignment by Operator) at Closing any Asset (or part thereof) that is subject to a Consent to Assign which provides that the transfer of the Asset without consent or waiver shall or may result in (i) a termination of any rights in relation to the affected Asset or (ii) a termination of the assignment thereof, as to the affected Asset or otherwise (a “Material Consent”) in the event that such Material Consent has not been satisfied (or otherwise rendered of no further force and effect) as of the Closing.

(b) In the event that a Material Consent has not been satisfied (or otherwise rendered of no force or effect) prior to Closing, the Asset (or portion thereof) affected thereby shall be deemed to be subject to a Title Defect and excluded from the transactions contemplated hereby and the Purchase Price shall be adjusted downward by the Allocated Value of the excluded portion of the affected Asset; provided, however, Seller shall use commercially reasonable efforts to satisfy (or cause to be satisfied) such Material Consent within six (6) months of Closing. If such Material Consent is so satisfied, Seller shall give notice to Purchaser as soon as possible after Seller learns that such Material Consent has been satisfied, but in no event later than six (6) months after the Closing Date, and Purchaser shall have the obligation to purchase the Asset (or portion thereof) affected by such Material Consent from Seller and Seller shall have the obligation to sell such Asset (or portion thereof) to Purchaser for the Allocated Value thereof, subject to the terms and conditions of this Agreement as if the transaction had occurred at Closing. In the event such Material Consent with respect to any Asset (or portion thereof) is not satisfied within six (6) months after the Closing Date, then Purchaser may, in its sole discretion, proceed with a closing on such affected Asset (or portion thereof) in which case Purchaser shall be deemed to have waived any objection (and shall be obligated to indemnify Seller for all Claims) with respect to non-compliance with such Material Consent with respect to such affected Asset (or portion thereof). In the event that a Consent to Assign is not a Material Consent, such Consent to Assign shall not constitute a Title Defect and the Asset subject to such Consent to Assign will be assigned to Purchaser at Closing without any adjustment to the Purchase Price on account of such Consent to Assign.

(c) In the event that the Consent to Assign applicable to the Precision Contract has not been satisfied (or otherwise rendered of no force or effect) prior to Closing, the following shall occur with respect to the Precision Contract until such time as the Consent to Assign applicable thereto is satisfied (or otherwise rendered of no force or effect) and the Precision Contract is conveyed to Purchaser: (i) Cinco shall remain a party to the Precision Contract as nominee for Purchaser; (ii) Purchaser shall be responsible for all liabilities and obligations with respect to the Precision Contract as if Purchaser were a party to the Precision Contract as of the Closing Date; and (iii) Cinco shall act as Purchaser’s nominee but shall be authorized to act only upon and in accordance with the Transition Services Agreement or Purchaser’s written instructions, and Seller shall have no authority, responsibility, liability or discretion to perform any tasks or functions with respect to the Precision Contract other than those which are purely administrative or ministerial in nature, unless otherwise specifically authorized under the Transition Services Agreement or otherwise requested and authorized by Purchaser in writing.

ARTICLE VI

COVENANTS

6.1 Operation of the Assets.

(a) From and after the date of execution of this Agreement, and subject to the provisions of applicable operating and other agreements, Seller shall (and shall cause Operator to) (i) use commercially reasonable efforts during the period prior to the Closing to operate and administer the Assets in a manner consistent with its past practices, and to drill, complete and produce, as applicable, additional wells as set forth and in accordance with the estimated timeline on Schedule 6.1(a), (ii) make payment of all costs and expenses attributable to the ownership or operation of the Assets and relating to the period prior to the transfer of operations of the Assets, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement, and (iii) use commercially reasonable efforts to preserve in full force and effect all Leases and Contracts that relate to the Assets in a manner consistent with its past practices.

(b) With respect to authorities for expenditure or similar matters presented to Seller on or after the date hereof and prior to the Closing, Seller shall, except for emergency actions taken in the face of risk to life, property, or the environment, submit to Purchaser for prior written approval, all requests for capital expenditures and all proposed contracts and agreements relating to the Assets that involve commitments of more than One Hundred Thousand Dollars ($100,000.00) on an 8/8ths basis.

(c) Except (i) as set forth on Schedule 6.1(a), (ii) as permitted under Section 6.1(b), or (iii) as expressly consented to in writing by Purchaser, Seller shall not, from and after the date hereof until the Closing:

(i) (A) enter into an agreement or contract that, if entered into on or prior to the date hereof, would have been required to be listed on Schedule 3.11 or (B) terminate (unless the term thereof expires pursuant to the provisions existing therein) or materially amend the terms of any Material Contract, except contracts terminable by Seller with notice of 90 days or less without penalty or detriment;

(ii) terminate (unless the term thereof expires pursuant to the provisions existing therein), materially amend, extend or surrender any rights under any Lease, permit or right-of-way (other than amending a Lease with respect to pooling or clarification of property descriptions or extending a Lease in order to avoid termination or forfeiture of such Lease);

(iii) transfer, sell, mortgage, pledge or dispose of any material portion of the Assets other than the (A) sale and/or disposal of Hydrocarbons in the ordinary course of business and (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained; or

(iv) commit to do any of the foregoing.

(d) Seller will file all Tax Returns that are required to be filed on or prior to the Closing Date (without regard to any extension requested or granted with respect to such Tax Return). Any ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom shall be prorated among Buyer and Seller in accordance with Sections 8.2 and 8.7. Each party will timely file such Tax Returns and pay the amounts due thereon. To the extent provisions of this Agreement apportion or otherwise allocate responsibility for the Taxes on a Tax Return, the party paying such Taxes shall be promptly reimbursed by the other party for such other party’s share of such Taxes. Seller and Purchaser shall cooperate and (at the expense of the requesting party) provide to each other such information and assistance as may reasonably be requested in connection with (i) the preparation of any Tax Return relating to the Assets, (ii) the conduct of any audit or other examination by any Taxing Authority relating to any liability for Taxes relating to the Assets, and (iii) the prosecution or defense of any claim, suit or proceeding relating to any Tax Return relating to the Assets.

6.2 Purchaser’s Qualification. At Closing, Purchaser shall be qualified and shall meet all requirements, including bonding requirements, to be designated operator of that portion of the Assets for which Operator serves as operator.

6.3 Additional Arrangements. Subject to the terms and conditions herein provided, each of the Parties shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable Laws or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of the Parties shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable.

6.4 Public Announcements. Prior to the Closing, Seller and Purchaser shall consult with each other before either of them issues any press release or otherwise makes any public statement with respect to the transactions contemplated by this Agreement, and no Party shall issue any press release or make any such public statement prior to obtaining the approval of the other Party (not to be unreasonably withheld); provided, however, that such approval shall not be required where such release or announcement is required to be made by a Party under applicable law (provided any such statement shall be provided to the other Party concurrently with its release). Notwithstanding anything to the contrary herein, Purchaser shall not identify Seller by name in any press release or public statement, unless required under applicable law.

6.5 Notification of Certain Matters. Seller shall give prompt notice to Purchaser of Seller’s Knowledge prior to the Closing of (a) any representation or warranty contained in Article III being untrue or inaccurate in any material respect when made, or (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article III to be untrue or inaccurate in any material respect on the Closing Date. Purchaser shall give prompt notice to Seller of Purchaser’s Knowledge prior to the Closing of (w) any representation or warranty contained in Article IV being untrue or inaccurate in any material respect when made, or (x) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article IV to be untrue or inaccurate in any material respect on the Closing Date. No disclosure by any Party pursuant to this Section 6.5, however, shall be deemed to amend or supplement the Schedules hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

6.6 Payment of Expenses. Each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not Closing occurs.

6.7 Transition Services Agreement. Upon Closing, Seller and Purchaser shall enter into the Transition Services Agreement concerning operation of the Assets following Closing.

6.8 Audit Rights. Seller shall use commercially reasonable efforts to cooperate with Purchaser and make available to Purchaser and its representatives prior to and for a period of twelve (12) months following the Closing any and all existing financial statements and other information and documents relating to revenues and expenses attributable to the Assets and in the possession of Seller that Purchaser may reasonably require to comply with Purchaser’s tax and financial reporting requirements and audits, including any filings with any Governmental Authority and filings that may be required by the Securities and Exchange Commission under the Securities Act of 1933 and/or the Securities Exchange Act of 1934. Seller’s cooperation will include (a) reasonable access to Seller’s employees and representatives designated by Seller who were responsible for preparing or maintaining the revenue and expense records and work papers and other supporting documents used in the preparation of such financial statements and other documents as may be reasonably required by Purchaser’s independent auditors to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements and other documents; and (b) delivery of one or more customary representation letters from Seller to Purchaser’s independent auditors that are reasonably requested by Purchaser to allow such auditors to complete an audit (or review of any financial statements), and to allow Purchaser’s independent auditors to issue an opinion with respect to its audit or review. Purchaser will pay or, if paid, reimburse Seller, within ten (10) Business Days after demand therefor, for any reasonable out-of-pocket and overhead costs incurred by Seller in complying with the provisions of this Section. Notwithstanding the foregoing, nothing herein shall expand Seller’s representations, warranties, covenants or agreements set forth in this Agreement or give Purchaser, its Affiliates or any third party any rights to which it is not entitled hereunder.

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Proceed with Closing. The respective obligations of each Party to proceed with Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) Approvals. All filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Parties shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on, or give rise to a material liability of, Purchaser (assuming Closing has taken place), or to materially adversely affect the consummation of the transactions contemplated by this Agreement.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

7.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

(a) Representations and Warranties. The representations and warranties of Seller set forth in Article III shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date), and Purchaser shall have received a certificate signed by a Responsible Officer of Seller to such effect.

(b) Performance of Covenants and Agreements by Seller. Seller shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed by a Responsible Officer of Seller to such effect.

(c) Liens. Seller shall have delivered to Purchaser recordable releases and terminations covering all Liens on the Assets arising under the Seller Credit Facilities and KKR DOT reasonably satisfactory to Purchaser.

(d) Release from Participation Agreement and KKR JOA. Seller shall have obtained in writing and in recordable form, and provided Purchaser an executed original instrument of, an unconditional full release of the Assets from the terms and conditions of the Participation Agreement and the KKR JOA reasonably satisfactory to Purchaser (collectively, the “KKR Waivers”).

If Purchaser proceeds to Closing having expressly waived in writing any condition precedent above not being met by Seller, Purchaser shall be deemed to have waived any claim for breach of a representation and warranty or for indemnity related thereto.

7.3 Conditions to Obligations of Seller. The obligations of Seller to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Seller:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article IV shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date), and Seller shall have received a certificate signed by a Responsible Officer of Purchaser to such effect.

(b) Performance of Covenants and Agreements by Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed by a Responsible Officer of Purchaser to such effect.

If Seller proceeds to Closing having expressly waived in writing any condition precedent above not being met by Purchaser, Seller shall be deemed to have waived any claim for breach of a representation and warranty or for indemnity related thereto.

ARTICLE VIII

CLOSING

8.1 Time and Place of the Closing. If the conditions referred to in Article VII have been satisfied or waived in writing, the Closing shall take place at the offices of Cinco located in Dallas, Texas at 10:00 a.m. (Prevailing Central Time) on the Closing Date. Time is of the essence in the performance of this Agreement. All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other. If the Closing occurs, all conditions of Closing shall be deemed to have been satisfied or waived (but Seller’s and Purchaser’s representations and warranties shall not be waived and shall survive the Closing subject to the limitations set forth in this Agreement). In no event shall Closing be deemed to have occurred prior to the time that Seller has confirmed receipt of the amounts contemplated by Sections 8.9(a) and 8.9(b).

8.2 Allocation of Costs and Expenses and Adjustments to Purchase Price at the Closing.

(a) At the Closing, the Purchase Price shall be increased by the following amounts:

(i) the amount of all (A) paid ad valorem, property, production or similar Taxes based upon or measured by the ownership of the Assets or the production of Hydrocarbons therefrom, insofar as such Taxes relate to periods of time from and after the Effective Time, and (B) paid charges, costs and expenses of any kind or nature that are attributable to the Assets and the period from and after the Effective Time;

(ii) all expenses, including operating and capital expenditures, incurred and paid by or on behalf of Seller in connection with ownership, operation and use of the Assets attributable to the period from and after the Effective Time, including, without limitation, those incurred in the performance of the operations set forth on Schedule 6.1;

(iii) all royalties, rentals, insurance premiums (including property and business interruption coverage) and other charges attributable to the Assets for the period of from and after the Effective Time to the extent paid by or on behalf of Seller (the costs and expenses for which Seller shall receive an upward adjustment to the Purchase Price pursuant to clauses (i) through (iii) inclusive, shall be referred to as the “Interim Operating Expenses”);

(iv) the value of all merchantable oil, gas and natural gas liquids in storage or in the pipelines as of the Effective Time that is credited to the Assets (the “Inventory”), such value to be the actual price received for such oil, gas or natural gas liquids upon the first sale thereof, or absent a sale, then such value shall be based upon the average market price posted in the area for oil, gas or natural gas liquids of similar quality and grade in effect as of the Effective Time less all applicable royalties, production and ad valorem Taxes, gravity adjustments and transportation expenses necessary to market such production, provided that Seller and Purchaser will accept Seller’s tank gauge readings, meter tickets or other inventory records of the Inventory as of the time of Seller’s measurement thereof on July 1, 2014, for the purposes of determining the volume of the Inventory as of the Effective Time under this Agreement; and

(v) any other amount agreed upon in writing by Purchaser and Seller.

(b) At the Closing, the Purchase Price shall be decreased by the following amounts:

(i) an amount equal to the sales price (net of applicable severance and production Taxes) paid by the first purchaser of the Hydrocarbons produced, saved and sold from the Subject Interests from the Effective Time to the Closing Date, which Purchase Price Allocations and Adjustments shall (A) for purposes of the pre-Closing Statement, be based upon actual amounts, if available, and upon such estimates as are reasonably agreed upon by the Parties, to the extent actual amounts are not known at Closing, and (B) for purposes of the Final Settlement Statement, be based upon actual amounts; and

(ii) any other amount agreed upon in writing by Purchaser and Seller.

(c) The allocations of costs and expenses and/or adjustments described in Sections 8.2(a) and (b) are referred to herein as the “Purchase Price Allocations and Adjustments.”

8.3 Closing Adjustments and Allocations Statement. On or before the third (3rd) Business Day prior to the Closing Date, Seller shall prepare and deliver to Purchaser a statement of the estimated Purchase Price Allocations and Adjustments and the resulting Closing Date Purchase Price (the “Statement”), which Statement shall be based upon the then most currently available data and information in order to make the adjustments as provided in Section 8.2.

8.4 Post-Closing Allocations and Adjustments to Purchase Price.

(a) On or before ninety (90) Business Days after the Closing Date, Seller shall prepare and deliver to Purchaser a revised Statement (“Final Settlement Statement”) setting forth the actual Purchase Price Allocations and Adjustments. Each Party shall provide the other such data and information as may be reasonably requested to permit Seller to prepare the Final Settlement Statement or to permit Purchaser to perform or cause to be performed an audit of the Final Settlement Statement. The Final Settlement Statement shall become final and binding upon the parties on the thirtieth (30th) Business Day following receipt thereof by Purchaser (the “Final Settlement Date”) unless Purchaser gives notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount and the nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the dispute evidenced by the Notice of Disagreement by mutual agreement, or otherwise in accordance with Section 8.4(b).

(b) If Purchaser and Seller have not agreed on the Final Settlement Statement before the thirtieth (30th) Business Day after Purchaser’s delivery of a Notice of Disagreement, the Final Settlement Statement shall be determined by the Designated Accountant. The Designated Accountant’s determination of the Final Settlement Statement shall be conclusive. One-half (1/2) of the Designated Accountant’s fees associated with the determination of the Final Settlement Statement shall be paid by each Party. Purchaser and Seller shall use reasonable efforts to cause the Designated Accountant to render a final determination within thirty (30) Business Days of the receipt of such submission.

(c) If the amount of the adjusted Closing Date Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the Closing Date Purchase Price paid at the Closing, then Purchaser shall pay in immediately available funds to Seller the amount by which the Closing Date Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the Closing Date Purchase Price paid at the Closing. If the amount of the adjusted Closing Date Purchase Price as set forth on the Final Settlement Statement is less than the amount of the Closing Date Purchase Price paid at the Closing, then Seller shall pay in immediately available funds to Purchaser the amount by which the Closing Date Purchase Price as set forth on the Final Settlement

Statement is less than the amount of the Closing Date Purchase Price paid at the Closing. All such payments required to be made under this Section 8.4(c) shall be made within five (5) Business Days after the Final Settlement Date or, in the event a Notice of Disagreement is delivered to Seller, within five (5) Business Days after Seller and Purchaser mutually agree or the Designated Accountant renders a determination on the Final Settlement Statement.

(d) Pursuant to Section 8.2(b), the Purchase Price is to be reduced by the value of Hydrocarbons produced during the period from the Effective Time to the Closing Date. If Purchaser shall receive any revenues attributable to such Hydrocarbons for any reason, Purchaser shall promptly remit same in immediately available funds to Seller. Likewise, if Seller shall for any reason receive any of the proceeds of sale of Hydrocarbons produced and saved from the Assets and attributable to the period from and after the Effective Time or any other revenues attributable to the ownership or operation of the Assets from and after the Effective Time, Seller shall promptly remit same in immediately available funds to Purchaser.

(e) Except as otherwise provided in this Agreement, any costs and expenses, including Taxes (other than Taxes on gross income, net income or gross receipts) relating to the Assets which are not reflected in the Final Settlement Statement shall be treated as follows:

(i) All costs and expenses relating to the Assets for which Seller is responsible shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser in immediately available funds for and indemnify, defend, and hold Purchaser harmless from and against the same; and

(ii) All costs and expenses relating to the Assets for which Purchaser is responsible shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller in immediately available funds for and indemnify, defend and hold Seller harmless from and against the same.

8.5 Adjustments to Final Payment. The amount of the Final Payment shall be decreased by (i) the Allocated Value of any Asset excluded from the purchase and sale contemplated herein pursuant to the provisions of Article V, (ii) all downward Purchase Price adjustments in connection with Title Defects and Environmental Defects determined in accordance with Article V (without duplication of any adjustment pursuant to Section 8.5(i) above) and (iii) all upward Purchase Price adjustments in connection with Interest Additions determined in accordance with Article V. On or before the fifteenth (15th) Business Day prior to the date the Final Payment is due, Purchaser shall prepare and deliver to Seller a statement of the estimated downward adjustments and the resulting Final Payment. If after taking into account all downward adjustments to and setoffs against the Final Payment, the result is a negative Final Payment, such negative amount shall be (i) setoff against the penultimate Deferred Purchase Price payment or (ii) to the extent not so setoff by Purchaser, paid by Seller to Purchaser on the Final Payment Date.

8.6 Transfer Taxes. Purchaser, on the one hand, and Seller, on the other hand, shall each be liable for 50% of all Transfer Taxes. Seller and Purchaser agree to cooperate in establishing that the requirements of any applicable exemption from such Taxes have been satisfied.

8.7 Ad Valorem and Similar Taxes. Ad valorem, personal property and similar Taxes imposed with respect to a period which begins before and ends on or after the Effective Time (a “Straddle Period”) shall be prorated based on the number of days in such Straddle Period before and on or after the Effective Time. Seller’s share of such Taxes shall be equal to the amount of such Taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period before the Effective Time, and the denominator of which is the total number of days in the Straddle Period. Purchaser’s share of such Taxes shall be equal to the amount of such Taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period on or after the Effective Time (with the Effective Time being included in the number of days after the Effective Time), and the denominator of which is the total number of days in the Straddle Period. If either Party pays such Taxes for which the other Party is responsible, and the amount of such payment is not taken into account as an adjustment to the Purchase Price under Section 8.2, then upon receipt of evidence of payment the nonpaying Party will reimburse the paying Party promptly for the nonpaying Party’s share of such Taxes.

8.8 Actions of Seller at the Closing. At the Closing, Seller shall:

(a) execute, acknowledge and deliver to Purchaser an Assignment, Bill of Sale and Conveyance in the form of Exhibit B-1 (the “ARP Assignment”), effective as of the Effective Time, and such other conveyances, assignments, transfers, bills of sale and other instruments (in form and substance mutually agreed upon by Purchaser and Seller) as may be necessary or desirable to convey the ARP Assets to ARP Purchaser;

(b) execute, acknowledge and deliver to Purchaser an Assignment, Bill of Sale and Conveyance in the form of Exhibit B-2 (the “AGP Assignment”), effective as of the Effective Time, and such other conveyances, assignments, transfers, bills of sale and other instruments (in form and substance mutually agreed upon by Purchaser and Seller) as may be necessary or desirable to convey the AGP Assets to AGP Purchaser;

(c) cause Operator to execute, acknowledge and deliver to Purchaser one or more Assignments in the form of Exhibit B-3 (the “Assignments by Operator”), effective as of the Effective Time, and such other assignments, transfers and other instruments (in form and substance mutually agreed upon by Purchaser and Seller) in each case as may be necessary or desirable to convey the Contracts to ARP Purchaser and/or AGP Purchaser, as applicable;

(d) execute the Statement evidencing the amount to be wire transferred into the account of Seller at Closing;

(e) execute and deliver to Purchaser such letters in lieu of transfer or division orders as may be reasonably requested by Purchaser no less than five (5) Business Days prior to the Closing Date directing all purchasers of production from the Subject Interests to make payment of proceeds attributable to such production to Purchaser from and after the later of the Closing Date or the date operations and accounting functions are transferred to Purchaser;

(f) deliver to Purchaser possession of the Assets by delivering to ARP possession of the ARP Assets and delivering to AGP possession of the AGP Assets (in each case, excluding the Records);

(g) execute and deliver to Purchaser an affidavit (reasonably acceptable to Purchaser) attesting to its non-foreign status and meeting the requirements of Section 1445(b)(2) of the Code and the regulations thereunder;

(h) cause Operator to execute and deliver to Purchaser (i) appropriate change of operator notices required under applicable operating agreements, and (ii) all applicable forms and declarations required by federal and state agencies relative to Purchaser’s assumption of operations, all effective as of the day immediately following the Closing Date;

(i) deliver to Purchaser an original of each KKR Waiver, release of KKR DOT, assignment of the Assets to Operator pursuant to the Participation Agreement, and a letter indicating no further KKR interests in the Assets, in each case executed by the applicable Person;

(j) execute and deliver to Purchaser a Transition Services Agreement in the form of Exhibit D (the “Transition Services Agreement”); and

(k) execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

8.9 Actions of Purchaser at the Closing. At the Closing, Purchaser shall:

(a) pay the Closing Date Purchase Price (as adjusted pursuant to the provisions hereof) in immediately available funds pursuant to wire transfer instructions to be provided by Seller to Purchaser;

(b) execute the Statement evidencing the amount to be wire transferred into the account of Seller at Closing;

(c) take possession of the Assets (excluding the Records);

(d) execute and deliver (i) appropriate change of operator notices and third-party ballots required under applicable operating agreements, and (ii) all applicable forms and declarations required by federal and state agencies relative to Purchaser’s assumption of operations, all effective as of the day immediately following the Closing Date;

(e) execute and deliver the Transition Services Agreement; and

(f) execute, acknowledge and deliver the ARP Assignment, the AGP Assignment, the Assignments by Operator and any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

8.10 Assignment; Recordation; Further Assurances.

(a) The ARP Assignment, the AGP Assignment and the Assignments by Operator shall be without representation or warranty of title, express or implied, except that Seller shall specially warrant and agree to defend the title to the Assets against the lawful claims and demands of all persons claiming the same, or any part thereof, but limited to claims arising by, through, or under Seller but not otherwise, subject to and excepting all Permitted Encumbrances. The damages recoverable for a breach of such special warranty of title with respect to any Asset shall not exceed the Allocated Value of the relevant Asset.

(b) Promptly following the Closing, Purchaser shall cause the documents identified in Sections 7.2(c) and 8.8(a) to be recorded or filed in the appropriate real property and other applicable records, in the order reasonably agreed upon by the Parties, and Purchaser shall promptly provide Seller copies of all such recorded or filed instruments.

(c) Seller shall make the Records available to be picked up by Purchaser at the offices of Seller during normal business hours within fifteen (15) Business Days after the termination of any Service in the Transition Services Agreement to which such Records relate, to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability that Seller has been unable, after using commercially reasonable efforts, to obtain consent to transfer (provided that Seller will have no obligation to provide consideration in exchange for such consent unless Purchaser agrees to reimburse Seller for such consideration). It is understood that Seller may retain one copy of the Records, which shall be kept strictly confidential by Seller after Closing.

(d) After the Closing Date, each Party, at the request of the other Party and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Purchaser and to accomplish the orderly transfer of the Assets to Purchaser in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets to be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

(e) Purchaser shall use reasonable commercial efforts to (i) provide Seller with reasonable access, during normal business hours and upon reasonable notice, to all books, records and files of Purchaser relating to the Assets for any Tax period prior to the Closing in connection with Seller’s preparation and filing of any Tax Return or in connection with any audit by any Taxing Authority, and (ii) cooperate with Seller with respect to matters related to the preparation or filing of any Tax Returns for any Tax period prior to the Closing, any extensions thereof or amendments thereto, or any audits or proceedings related thereto.

ARTICLE IX

TERMINATION

9.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing:

(a) By mutual written consent of Purchaser and Seller;

(b) By either Purchaser or Seller if (i) the Closing has not occurred by December 15, 2014 or such later date to which the Closing Date has been delayed pursuant to Section 5.4 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement (including to deliver any item at Closing) has been the cause of or resulted in the failure of Closing to occur on or before such date); or (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting Closing;

(c) By Purchaser if (i) there has been a material breach of the representations and warranties made by Seller in Article III (provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this clause (i) unless Purchaser has given Seller at least ten (10) Business Days prior notice of such breach, Seller has failed to cure such breach within such ten (10) Business Day period, and the condition described in Section 7.2(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of Seller, would not be satisfied if the Closing were to occur on the day on which Purchaser gives Seller notice of such termination); or (ii) Seller has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within ten (10) Business Days after notice and demand for cure thereof;

(d) By Purchaser if Parent has been unable to secure (i) third-party equity investment in at least the amount of one hundred and fifteen million dollars ($115,000,000) and (ii) an amendment to the Credit Agreement including, without limitation, an increase to the borrowing base of at least seventy five million dollars ($75,000,000), in each case on terms satisfactory to Parent in its sole discretion by October 24, 2014; provided that in order to terminate this Agreement pursuant to this Section 9.1(d) Purchaser must deliver written notice thereof to Seller within two (2) Business Days after October 24, 2014.

(e) By Seller if (i) there has been a material breach of the representations and warranties made by Purchaser in Article IV (provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this clause (i) unless Seller has given Purchaser at least ten (10) Business Days prior notice of such breach, Purchaser has failed to cure such breach within such ten (10) Business Day period, and the condition described in Section 7.3(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of Purchaser, would not be satisfied if the Closing were to occur on the day on which Seller gives Purchaser notice of such termination); or (ii) Purchaser has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement, and such failure has not been, or cannot be, cured within a reasonable time after notice and a demand for cure thereof;

(f) By Seller if the sum of the aggregate amounts of the Qualified Title Defect Values, Qualified Environmental Defect Values and Allocated Values of Assets excluded pursuant to Article V or the subject of Casualty Losses exceeds ten percent (10%) of the unadjusted Purchase Price; or

(g) By Purchaser if the sum of the aggregate amounts of the Qualified Title Defect Values, Qualified Environmental Defect Values and Allocated Values of Assets excluded pursuant to Article V or the subject of Casualty Losses exceeds ten percent (10%) of the unadjusted Purchase Price.

9.2 Effect of Termination. If this Agreement is terminated by either Purchaser or Seller pursuant to the provisions of Section 9.1: (a) this Agreement shall forthwith become void except for, and there shall be no further obligation on the part of any Party or its respective Affiliates, directors, managers, officers, members or stockholders except pursuant to, the provisions of Sections 2.5, 3.8, 4.9, 5.1 (but with respect to Sections 3.8, 4.9 and 5.1, only to the extent of the confidentiality and indemnification provisions contained therein), 6.4 and 6.6 and the Confidentiality Agreement (which shall continue pursuant to their terms), and (b) Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of all or any portion of the Assets to any party without any restriction under this Agreement; provided, however, that a termination of this Agreement shall not relieve any Party from any liability for damages incurred as a result of a breach by such Party of its covenants, agreements or other obligations hereunder occurring prior to such termination.

9.3 Termination Damages. If all conditions precedent to the obligations of Purchaser set forth in Section 7.2 have been met and the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of the failure of Purchaser to perform any of its covenants or obligations hereunder or the breach of any representation in Article IV by Purchaser, then in such event, Seller shall deliver to Purchaser a written notice setting forth such failure or breach (a “Default Notice”). If Purchaser shall not have cured such failure or breach, or the Closing shall not have occurred, within three (3) days after Purchaser’s receipt of the Default Notice, then Seller shall have the option to terminate this Agreement, in which case Purchaser shall pay to Seller one percent (1%) of the Purchase Price (the “Termination Fee”) as liquidated damages on account of Purchaser’s failure to perform its covenants and obligations under this Agreement or Purchaser’s breach of any representation in Article IV, which remedy shall be the sole and exclusive remedy available to Seller for Purchaser’s failure to perform or breach. Purchaser and Seller acknowledge and agree that (i) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) that the Termination Fee is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty. Thereupon, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement.

ARTICLE X

ASSUMPTION AND INDEMNIFICATION

10.1 Purchaser’s Obligations after Closing. Upon and after Closing, except to the extent reflected in one or more upward Purchase Price Allocations and Adjustments, and subject to Purchaser’s indemnity rights under Section 10.8, Purchaser will assume and perform all the obligations, liabilities and duties relating or with respect to the ownership and/or operation of the Assets that are attributable to periods before or after the Effective Time, and regardless of whether resulting from any acts or omissions of Seller or any of its Representatives (INCLUDING THOSE ARISING FROM THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE (BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER, OR ANY OF SELLER’S REPRESENTATIVES), together with the Plugging and Abandonment Obligations, the Environmental Obligations, and all other obligations assumed by Purchaser under this Agreement (collectively, the “Assumed Obligations”). Without limiting the generality of the foregoing, subject to Purchaser’s indemnity rights under Section 10.8, the Assumed Obligations shall also specifically include:

(a) Responsibility for the performance of all express and implied obligations under the instruments described in Exhibit A, Schedule 1, together with all other instruments in the chain of title to the Assets, the Leases, the Contracts (including those Contracts to which Operator is a party) and all other orders, contracts and agreements to which the Assets are subject, including the payment of royalties and overriding royalties, in each case to the extent attributable to the periods before or after the Effective Time, except to the extent reflected in one or more of the Purchase Price Allocations and Adjustments;

(b) Responsibility for payment of all amounts held in suspense accounts by Seller as of the date of termination of the royalty payment service under the Transition Services Agreement, and for which amounts the Deferred Purchase Price shall be credited as provided in Section 10.14(b), without regard to whether such suspense amounts relate to periods before or after the Effective Time. Seller covenants and agrees to provide to Purchaser within sixty (60) days of termination of the royalty payment service under the Transition Services Agreement with the owner name, number and Tax identification number (if known by Seller), the reason such amounts are in suspense, the amount of suspense funds for each such owner making up the total of such funds, and all other information with respect thereto required to be provided to the owner or to the state under the laws, rules and regulations of the applicable jurisdictions. To the extent practicable, Seller shall provide such information in the electronic or computer sensible form maintained by Seller. Seller shall remain responsible for the payment of any statutory interest and penalties which may have accrued prior to the Effective Time with respect to such suspense amounts, whether payable to the interest owner or to any state agency in connection with unclaimed property laws, to the extent such interest and penalties are not included in the amount credited to the Purchase Price as provided in Section 8.8(a); and

(c) Responsibility for compliance with all federal, state and local laws, rules (including the rules of any applicable stock exchange), regulations, guidances,

ordinances, decrees and orders (“Laws”) now or hereafter in effect pertaining to the Assets, and the procurement and maintenance of all permits, consents and authorizations of or required by Governmental Authorities in connection with the Assets, attributable to periods before or after the Effective Time.

10.2 Seller’s Obligations after Closing. After Closing, Seller will retain responsibility for (a) the payment of all operating expenses and capital expenditures related to the Assets and attributable to Seller’s ownership and operation of the Assets prior to the Effective Time, (b) all income Taxes of Seller or any of its Affiliates, predecessors or current or former members or other owners, (c) severance, ad valorem and similar Taxes measured by the value of the Assets or measured by the production of Hydrocarbons, or Taxes for which Purchaser could be held liable under a successor liability or similar theory, applicable to the period prior to the Effective Time, (d) third-party claims with respect to payments of lease royalties in respect of the Leases, except as related to amounts held in suspense as of the Closing Date and credited towards the Deferred Purchaser Price, applicable to the period prior to the Closing Date and (e) all Taxes or other liabilities attributable to or arising from holding an interest in those entities set forth on Schedule 3.21 (the “Retained Obligations”).

10.3 Plugging and Abandonment Obligations. Upon and after the Closing, subject to Purchaser’s indemnity rights under Section 10.8, Purchaser assumes full responsibility and liability for the following plugging and abandonment obligations related to the Assets (the “Plugging and Abandonment Obligations”), regardless of whether they are attributable to the ownership or operation of the Assets before or after the Effective Time:

(a) The necessary and proper plugging, replugging and abandonment of all wells on the Assets, whether plugged and abandoned before or after the Effective Time;

(b) The necessary and proper decommissioning, removal, abandonment, and disposal of all structures, pipelines, facilities, equipment, abandoned assets, junk and other personal property located on or comprising any part of the Assets;

(c) The necessary and proper capping and burying of all associated flow lines located on or comprising any part of the Assets, to the extent required by applicable Laws, the Leases, the Contracts, or other agreements;

(d) The necessary and proper restoration and reclamation of the Assets, both surface and subsurface, to the condition they were in before commencement of operations, to the extent required by applicable Laws, the Leases, the Contracts, or any other agreements;

(e) Any necessary clean-up or disposal of any part of the Assets contaminated by Hazardous Materials, NORM, asbestos containing materials, lead based paint or any other substances or materials considered to be hazardous under Laws, including Environmental Laws, and Laws relating to the protection of natural resources;

(f) All obligations arising from contractual requirements and demands made by Governmental Authorities or parties claiming a vested interest in any part of the Assets; and

(g) Obtaining and maintaining all bonds and securities, including supplemental or additional bonds or other securities, that may be required by contract or by Governmental Authorities.

Purchaser shall conduct all Plugging and Abandonment Obligations and all other operations with respect to the Assets in a good and workmanlike manner and in compliance with all Laws, including Environmental Laws and Laws (now or hereafter in effect) relating to the protection of natural resources.

10.4 Environmental Obligations. Upon and after the Closing, subject to Purchaser’s indemnity rights under Section 10.8, Purchaser assumes full responsibility and liability for the following occurrences, events, conditions and activities on, or related to, or attributable to the ownership or operation of the Assets (the “Environmental Obligations”) regardless of whether arising from the ownership or operation of, or relating to, the Assets before or after the Effective Time, and regardless of whether resulting from any acts or omissions of Seller or its Representatives (INCLUDING THOSE ARISING FROM THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE (BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER OR ANY OF SELLER’S REPRESENTATIVES) or the condition, including the environmental condition of the Assets when acquired:

(a) Environmental pollution or contamination, including pollution or contamination of the soil, groundwater or air by Hydrocarbons, drilling fluid and other chemicals, brine, produced water, NORM, asbestos containing materials, lead based paint, mercury or any other substance, and any other violation of Environmental Laws or Laws now or hereafter in effect relating to the protection of natural resources;

(b) Underground injection activities and waste disposal;

(c) Clean-up responses, and the cost of remediation, control, assessment or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons or storage tanks;

(d) Failure to comply with applicable land use, surface disturbance, licensing or notification requirements;

(e) Disposal on the Assets of any hazardous substances, wastes, materials and products generated by or used in connection with the ownership, development, operation or abandonment of any part of the Assets; and

(f) Non-compliance with Laws, including Laws relating to the protection of natural resources, Environmental Laws and requirements (now or hereafter in effect) of applicable Governmental Authorities.

10.5 Definition of Claims. The term “Claims” means any and all direct or indirect demands, claims, notices of violation, notices of probable violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, Taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, costs, and expenses (including costs and expenses of operating the

Assets) of any kind or character (whether or not asserted prior to Closing, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or other legal theory), including penalties and interest on any amount payable as a result of any of the foregoing, any reasonable legal or other costs and expenses incurred in connection with investigating or defending any Claim, and all amounts paid in settlement of Claims. Without limiting the generality of the foregoing, the term “Claims” specifically includes any and all Claims arising from, attributable to or incurred in connection with any (a) breach of contract, (b) loss or damage to property, injury to or death of persons, and other tortious injury and (c) violations of applicable Laws, including Laws relating to the protection of natural resources, Environmental Laws (each as now or hereafter in effect) and any other legal right or duty actionable at law or equity; provided that nothing in this definition shall be interpreted as modifying or expanding in any way the remedies available to the Parties under this Agreement.

10.6 Application of Indemnities.

(a) All indemnities set forth in this Agreement extend to the Representatives of the indemnified party. The indemnities set forth in this Agreement do not extend to any part of an indemnified Claim that is the result of the fraud of the indemnified party.

(b) UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITY AND RELEASE AND THE WAIVER AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT APPLY REGARDLESS OF WHETHER THE INDEMNIFIED PARTY (OR ITS REPRESENTATIVES) CAUSES, IN WHOLE OR PART, AN INDEMNIFIED CLAIM, INCLUDING INDEMNIFIED CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR IN PART, FROM, OUT OF OR IN CONNECTION WITH THE CONDITION OF THE ASSETS OR THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE (BUT EXCLUDING GROSS NEGLIGENCE AND WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE INDEMNIFIED PARTY OR ANY OF ITS REPRESENTATIVES. PURCHASER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT IS CONSPICUOUS.

(c) NEITHER PURCHASER NOR SELLER SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY, RESPECTIVELY, AND EACH PARTY RELEASES THE OTHER PARTY FROM AND WAIVES, ANY LOSSES, COSTS, EXPENSES OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT ANY AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES SUFFERED BY SUCH PARTY. PURCHASER AND SELLER WAIVE, AND RELEASE EACH OTHER FROM ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT; PROVIDED, HOWEVER, ANY SUCH DAMAGES RECOVERED BY A THIRD PARTY (OTHER THAN SUBSIDIARIES, AFFILIATES OR PARENTS OF A PARTY) FOR WHICH A PARTY OWES THE OTHER PARTY AN INDEMNITY UNDER THIS AGREEMENT SHALL NOT BE WAIVED. PURCHASER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT IS CONSPICUOUS.

(d) The indemnities of the indemnifying party in this Agreement do not cover or include any amounts that the indemnified party may legally recoup from other third-party owners under applicable joint operating agreements or other agreements, and for which the indemnified party is actually reimbursed by any third party. The indemnifying party will pay all costs incurred by the indemnified party in obtaining reimbursement from third parties. There will be no upward or downward adjustment in the Purchase Price as a result of any matter for which Purchaser or Seller is indemnified under this Agreement.

10.7 Purchaser’s Indemnity.

(a) ARP Purchaser shall release and indemnify, defend and hold Seller and its Representatives harmless from and against any and all Claims caused by, resulting from or incidental to the Assumed Obligations (including the Environmental Obligations and the Plugging and Abandonment Obligations) related to the ARP Assets, and any Claims caused by, resulting from or attributable to (a) any inaccuracy of any representation or warranty with respect to ARP Purchaser set forth in this Agreement, or (b) any breach of, or failure of ARP Purchaser to perform or satisfy any of the covenants and obligations of Purchaser hereunder.

(b) AGP Purchaser shall release and indemnify, defend and hold Seller and its Representatives harmless from and against any and all Claims caused by, resulting from or incidental to the Assumed Obligations (including the Environmental Obligations and the Plugging and Abandonment Obligations) related to the AGP Assets, and any Claims caused by, resulting from or attributable to (a) any inaccuracy of any representation or warranty with respect to AGP Purchaser set forth in this Agreement, or (b) any breach of, or failure of AGP Purchaser to perform or satisfy any of the covenants and obligations of Purchaser hereunder.

10.8 Seller’s Indemnity. Subject to Sections 10.10 and 10.11, Seller shall release and indemnify, defend and hold Purchaser and its Representatives (the “Purchaser Indemnified Parties”) harmless from and against any and all Claims caused by, resulting from or incidental to (a) the Retained Obligations, (b) the Excluded Assets, (c) any inaccuracy of any representation or warranty of Seller (other than a Fundamental Representation) set forth in this Agreement (without giving effect to any qualifier as to “materiality” or “Material Adverse Effect” or words of similar meaning set forth therein), (d) any inaccuracy of any Fundamental Representation (without giving effect to any qualifier as to “materiality” or “Material Adverse Effect” or words of similar meaning set forth therein), (e) the failure by Seller to obtain any Third-Party Consents applicable to the Assets (other than any Third-Party Consents to the assignment of (i) rights-of-way, easements, surface use agreements or Material Contracts that are expressly not to be unreasonably withheld by their terms and (ii) the Precision Contract), or (f) any breach of, or failure to perform or satisfy, any of the covenants and obligations of Seller hereunder.

10.9 Notices and Defense of Indemnified Claims. Each Party shall promptly notify the other Party of any Claim of which it becomes aware and for which it or any of its Representatives is entitled to indemnification from the other Party under this Agreement. The indemnifying Party shall be obligated to defend, at the indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any Claim for which the indemnifying Party has agreed to release and indemnify and hold the indemnified Party harmless under this Agreement. However, the indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such Claim at its own expense.

10.10 Seller’s Indemnity Limits. In no event shall Seller be required to indemnify the Purchaser Indemnified Parties for any Claim pursuant to Section 10.8(c) unless (a) Seller receives notice of the Claim prior to the Expiration Date as provided in Section 10.11, and (b) the amount of the Claim exceeds $100,000. Seller shall have no liability hereunder with respect to any Claims pursuant to Section 10.8(c) until the aggregate liability incurred by the Purchaser Indemnified Parties for such indemnified Claims exceeds three percent (3%) of the unadjusted Purchase Price (the “Deductible”) and, thereafter, Seller shall be liable hereunder for only that portion of such Claims that exceeds the Deductible. Notwithstanding anything herein to the contrary, Seller’s aggregate liability hereunder for Claims pursuant to Section 10.8(c) shall not exceed, and shall be limited to, twenty percent (20%) of the unadjusted Purchase Price.

10.11 Survival. The representations, warranties, covenants, agreements and indemnities of the Parties set forth herein shall survive the Closing, and the consummation of the transactions contemplated hereby; provided, that the representations and warranties of Seller (and Purchaser’s rights to make indemnity claims with respect to breaches thereof) shall survive only for a period of one (1) year after the Closing, except that the Fundamental Representations shall survive indefinitely and Seller’s representations in Section 3.6 shall survive until thirty (30) days following the statute of limitations applicable thereto. Notwithstanding anything to the contrary, the Purchaser Indemnified Parties shall not be entitled to make, and Purchaser (on behalf of itself and the other Purchaser Indemnified Parties) hereby waives the right to assert, any Claim against Seller pursuant to Section 10.8(c) or 10.8(e) unless a Purchaser Indemnified Party seeks indemnification for such Claim by a notice received by Seller on or before the date that is one (1) year after the Closing Date or, in the case of any Claim relating to Seller’s representations and warranties in Section 3.6, the date that is thirty (30) days following the expiration of the applicable Tax statute of limitations (collectively, the “Expiration Date”).

10.12 Exclusive Remedy. The remedies set forth in this Article X and those provided in Article V and Article VI and Section 12.13 shall be the sole and exclusive remedy of each of the parties indemnified hereunder with respect to the representations, warranties, covenants and agreements of the Parties set forth in this Agreement and the other documents executed and delivered hereunder, other than with respect to willful misconduct. Except for such remedies, Seller and Purchaser each release, remise and forever discharge the other and its or their Affiliates and all such parties’ officers, directors, employees, agents, advisors and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising out of this Agreement, Seller’s ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, including rights to contribution under CERCLA or any other Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, rights under agreements between Seller or any of its Affiliates, and rights under insurance maintained by Seller or any of its Affiliates (INCLUDING THOSE CLAIMS RESULTING FROM THE SOLE, JOINT, OR

CONCURRENT OR GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER OR ANY OF SELLER’S REPRESENTATIVES, OTHER THAN WILLFUL MISCONDUCT).

10.13 Defenses and Counterclaims. Each Party that is required to assume any obligation or liability of the other Party pursuant to this Agreement or that is required to release and defend, indemnify or hold the other Party harmless hereunder shall, notwithstanding any other provision hereof to the contrary, be entitled to the use and benefit of all defenses (legal and equitable) and counterclaims of such other Party in defense of third-party Claims arising out of any such assumption or indemnification.

10.14 Setoff.

(a) Purchaser may setoff any amount owed to Purchaser by Seller pursuant to a Claim under Section 10.8 against payment of the Final Payment; provided that if after taking into account all downward adjustments to and setoffs against the Final Payment, the result is a negative Final Payment, such Claims may be setoff against the penultimate Deferred Purchase Price payment; and

(b) Purchaser may setoff an amount equal to all cash in, or attributable to, suspense accounts held by Seller relating to the Assets for which Purchaser has assumed responsibility under Section 10.1 against the next Deferred Purchase Price payment following the date of termination of the royalty payment service under the Transition Services Agreement.

ARTICLE XI

DISCLAIMERS AND CASUALTY LOSS

11.1 Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied, at common law or statutory. PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND PURCHASER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (a) PRODUCTION RATES, FUTURE DRILLING OR RECOMPLETION OPPORTUNITIES, DECLINE RATES OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OR SIGNIFICANCE OF ANY INFORMATION, DATA, GEOLOGICAL AND GEOPHYSICAL DATA (INCLUDING ANY INTERPRETATIONS OR DERIVATIVES BASED THEREON) OR OTHER MATERIALS (WRITTEN OR ORAL) CONSTITUTING PART OF THE ASSETS, NOW, HERETOFORE OR HEREAFTER FURNISHED TO PURCHASER BY OR ON BEHALF OF SELLER, (c) THE CONDITION, INCLUDING THE ENVIRONMENTAL CONDITION, OF THE ASSETS AND (d) THE COMPLIANCE OF SELLER’S PAST PRACTICES OR ANY OF ITS AFFILIATE’S PAST PRACTICES WITH THE TERMS AND PROVISIONS OF ANY LEASE, PERMIT OR CONTRACT OR APPLICABLE LAWS, INCLUDING ENVIRONMENTAL LAWS AND LAWS RELATING TO THE PROTECTION OF

NATURAL RESOURCES, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE III. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND PURCHASER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES, BUILDINGS, OFFICES, TRAILERS, ROLLING STOCK, VEHICLES, AND GEOLOGICAL AND GEOPHYSICAL DATA (INCLUDING ANY INTERPRETATIONS OR DERIVATIVES BASED THEREON) CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY IMPLIED OR EXPRESS WARRANTY THAT ANY DATA TRANSFERRED PURSUANT HERETO IS NONINFRINGING, (v) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (vi) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vii) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAWS, AND (viii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, OR LAWS RELATING TO THE PROTECTION OF THE ENVIRONMENT, HEALTH, SAFETY OR NATURAL RESOURCES OR RELATING TO THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, INCLUDING ASBESTOS CONTAINING MATERIAL, LEAD BASED PAINT OR MERCURY AND ANY OTHER HAZARDOUS SUBSTANCES OR WASTES, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE III, IT BEING THE EXPRESS INTENTION OF PURCHASER AND SELLER THAT THE ASSETS, INCLUDING ALL PERSONAL PROPERTY, EQUIPMENT, FACILITIES, INVENTORY, MACHINERY, FIXTURES, BUILDINGS, OFFICES, TRAILERS, VEHICLES AND ROLLING STOCK INCLUDED IN THE ASSETS, SHALL BE CONVEYED TO PURCHASER, AND PURCHASER SHALL ACCEPT THE SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE III. PURCHASER REPRESENTS AND WARRANTS TO SELLER THAT PURCHASER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE ASSETS AS PURCHASER DEEMS APPROPRIATE. SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAWS (INCLUDING ENVIRONMENTAL LAWS AND LAWS RELATING TO THE PROTECTION OF NATURAL RESOURCES, HEALTH, SAFETY OR THE ENVIRONMENT) TO BE EFFECTIVE, THE DISCLAIMERS OF THE WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR ALL PURPOSES. PURCHASER SPECIFICALLY REPRESENTS AND AGREES THAT IT IS NOT RELYING UPON AND HAS NOT RELIED UPON ANY REPRESENTATIONS AND WARRANTIES OF SELLER OR ITS REPRESENTATIVES EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE III, IN THE ARP ASSIGNMENT AND THE AGP ASSIGNMENT OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 7.2(a), AND BY OPERATOR IN THE ASSIGNMENTS BY OPERATOR. THE PROVISIONS OF THIS SECTION 11.1, TOGETHER WITH THE LIMITED REMEDIES PROVIDED IN ARTICLE X, WERE SPECIFICALLY BARGAINED FOR BETWEEN PURCHASER AND SELLER AND WERE TAKEN INTO ACCOUNT BY PURCHASER AND SELLER IN ARRIVING AT THE PURCHASE PRICE. PURCHASER

ACKNOWLEDGES AND AGREES THAT THE FOREGOING DISCLAIMER IS “CONSPICUOUS” AND IS THE RESULT OF ARM’S-LENGTH NEGOTIATION, THAT PURCHASER IS SOPHISTICATED AND KNOWLEDGEABLE ABOUT BUSINESS MATTERS AND WAS REPRESENTED BY COUNSEL, THAT THIS DISCLAIMER IS NOT BOILERPLATE AND THAT THIS DISCLAIMER IS TO BE A CLEAR, UNEQUIVOCAL AND EFFECTIVE DISCLAIMER OF RELIANCE UNDER TEXAS LAW.

11.2 NORM. PURCHASER ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT AND OTHER ASSETS. THE ASSETS SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS, AND A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE ASSETS BY REASON THEREOF. THEREFORE, PURCHASER MAY NEED TO AND SHALL FOLLOW SAFETY PROCEDURES WHEN HANDLING THE ASSETS.

11.3 Casualty Loss; Condemnation.

(a) Purchaser shall assume all risk of loss with respect to, and any change in the condition of, the Assets from and after the Effective Time, including with respect to the depletion of Hydrocarbons, the watering-out of any well, the collapse of casing, sand infiltration of wells, and the depreciation of personal property.

(b) If after the Effective Time and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened (a “Casualty Loss”), this Agreement shall remain in full force and effect notwithstanding any such damage, destruction, taking or proceeding, or the threat thereof, and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such damage, destruction, taking or proceeding (without reduction of Purchase Price).

(c) Notwithstanding Section 11.3(a), in the event of any Casualty Loss, at the Closing, Seller shall pay to Purchaser all sums paid to Seller by third parties by reason of the Casualty Loss and shall assign, transfer and set over unto Purchaser all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such Casualty Loss. Seller shall carry and maintain adequate insurance coverage with respect to the Assets, consistent with prudent industry practices and applicable operating agreements affecting such Assets.

ARTICLE XII

MISCELLANEOUS

12.1 Amendment. This Agreement may not be amended except by a written instrument signed on behalf of each of the Parties.

12.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally (effective upon delivery), by facsimile transmission (effective on the next Business Day after transmission), by recognized overnight delivery service (effective on the next Business Day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the fifth Business Day after being so mailed), at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a Party as shall be specified by like notice):

If to Purchaser:

ARP Eagle Ford, LLC c/o Atlas Resource Partners, L.P. Park Place Corporate Center One 1000 Commerce Drive, Suite 410 Pittsburgh, Pennsylvania 15275
Attention:	Joel Heiser, General Counsel
Facsimile:	(330) 896-8518

and

Atlas Growth Eagle Ford, LLC
Park Place Corporate Center One
1000 Commerce Drive, Suite 410
Pittsburgh, Pennsylvania 15275
Attention:	Lisa Washington, Chief Legal Officer
Facsimile:	(215) 546-4785

With a copy (which shall not constitute notice) to:

Jones Day
717 Texas Avenue, Suite 3300
Houston, Texas 77002
Attention:	Jeff Schlegel
Facsimile:	(832) 239-3600

If to Parent:

Atlas Resource Partners, L.P.
Park Place Corporate Center One 1000 Commerce Drive, Suite 410 Pittsburgh, Pennsylvania 15275
Attention:	Joel Heiser, General Counsel
Facsimile:	(330) 896-8518

With a copy (which shall not constitute notice) to:

Jones Day 717 Texas Avenue, Suite 3300 Houston, Texas 77002
Attention:	Jeff Schlegel
Facsimile:	(832) 239-3600

If to Seller:

Cinco Resources, Inc. Cima Resources, LLC 2626 Howell St., Suite 800 Dallas, Texas 75204
Attention:	Chris M. Kidd
Facsimile:	(214) 520-6464

With a copy (which shall not constitute notice) to:

Thompson & Knight LLP 98 San Jacinto Blvd., Suite 1900 Austin, Texas 78701
Attention:	Gaye White
Facsimile:	(512) 469-6165

12.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

12.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between or between the Parties with respect to the subject matter hereof; and (b) except as provided in Article X, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder. The Parties agree that no Party has made or relied upon any express or implied agreements, representations or warranties to the other Party, in all cases relating to the transactions contemplated by this Agreement, which are not expressly set forth in this Agreement.

12.5 Applicable Law; Jurisdiction. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any disputes arising out of or related to this Agreement (other than those expressly provided to be resolved otherwise) will be subject to the exclusive jurisdiction and venue of the state courts in Dallas County, Texas and in the United States District Court located in such county, and each of the Parties hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such dispute and irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such dispute in any such court or that any such dispute has been brought in an inconvenient forum.

12.6 No Remedy in Certain Circumstances. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless, during the period prior to Closing only, the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article IX.

12.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, except that a Party may assign, in its sole discretion, its rights, interests and obligations hereunder to any Affiliate of such Party, provided that such Party shall notify the other Party of any such assignment and remain responsible for all of its obligations hereunder. Notwithstanding anything in the foregoing to the contrary, a conversion of a Party to another form of entity shall not be deemed to effect an assignment of any rights, interest or obligations hereunder. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

12.9 Waivers. At any time prior to the Closing, the Parties may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

12.10 Confidentiality Agreement. The Confidentiality Agreement is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes and remain in full force and effect following the execution of this Agreement in accordance with its terms; provided, however, that from and after the Closing, Confidential Information (as defined therein) shall no longer include Confidential Information pertaining to the Assets. Any and all information received by Purchaser pursuant to the terms and provisions of this Agreement shall be subject to, and governed by the applicable terms and provisions of, the Confidentiality Agreement.

12.11 Waiver of Consumer Rights. AS PARTIAL CONSIDERATION FOR THE PARTIES ENTERING INTO THIS AGREEMENT, EACH PARTY HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, ARTICLE 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTION, AND ALL OTHER CONSUMER PROTECTION LAWS OF THE STATE OF TEXAS, OR OF ANY OTHER STATE, THAT MAY BE APPLICABLE TO THIS TRANSACTION, THAT MAY BE WAIVED BY SUCH PARTY. IT IS NOT THE INTENT OF EITHER PARTY TO WAIVE, AND NEITHER PARTY DOES HEREBY WAIVE, ANY LAW OR PROVISION THEREOF THAT IS PROHIBITED BY LAW FROM BEING WAIVED. EACH PARTY REPRESENTS THAT IT HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE PRECEDING WAIVER PROVISION, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND ADVICE AND AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION VOLUNTARILY CONSENTS TO THIS WAIVER, AND UNDERSTANDS THE RIGHTS BEING WAIVED HEREIN.

12.12 Exclusive Remedy. THE PARTIES HAVE VOLUNTARILY AGREED TO DEFINE THEIR RIGHTS, LIABILITIES AND OBLIGATIONS RESPECTING THE SUBJECT MATTER OF THIS AGREEMENT EXCLUSIVELY IN CONTRACT PURSUANT TO THE EXPRESS TERMS AND PROVISIONS OF THIS AGREEMENT, AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE III AND ARTICLE IV HEREIN, THE PARTIES EXPRESSLY DISCLAIM THAT THEY ARE OWED ANY DUTIES OR ARE ENTITLED TO ANY REMEDIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. FURTHERMORE, THE PARTIES EACH HEREBY ACKNOWLEDGE THAT THIS AGREEMENT EMBODIES THE JUSTIFIABLE EXPECTATION OF SOPHISTICATED PARTIES DERIVED FROM ARM’S LENGTH NEGOTIATIONS, AND ALL PARTIES TO THIS AGREEMENT SPECIFICALLY ACKNOWLEDGE THAT NO PARTY HAS ANY SPECIAL RELATIONSHIP WITH ANOTHER PARTY THAT WOULD JUSTIFY ANY EXPECTATION BEYOND THAT OF AN ORDINARY BUYER AND AN ORDINARY SELLER IN AN ARM’S LENGTH TRANSACTION. THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE TERMS AND PROVISIONS OF THIS

AGREEMENT (INCLUDING ANY REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN) SHALL BE THOSE REMEDIES AVAILABLE UNDER THIS AGREEMENT (AS SUCH REMEDIES MAY BE FURTHER LIMITED OR EXCLUDED PURSUANT TO THE EXPRESS TERMS OF THIS AGREEMENT), AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE III AND ARTICLE IV HEREIN, THE PARTIES HEREBY WAIVE AND RELEASE ANY AND ALL TORT CLAIMS AND CAUSES OF ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY TORT CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT). WITHOUT LIMITATION OF THE FOREGOING, FROM AND AFTER THE CLOSING, EXCEPT WITH RESPECT TO WILLFUL MISCONDUCT, THE SOLE AND EXCLUSIVE REMEDY OF PURCHASER FOR ANY AND ALL (A) CLAIMS RELATING TO ANY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT, (B) OTHER CLAIMS PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT AND (C) OTHER CLAIMS RELATING TO THE ASSETS AND THE PURCHASE AND SALE THEREOF SHALL BE ANY RIGHT TO INDEMNIFICATION FROM SUCH CLAIMS THAT IS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND, EXCEPT WITH RESPECT TO WILLFUL MISCONDUCT, IF NO SUCH RIGHT OF INDEMNIFICATION IS EXPRESSLY PROVIDED, THEN SUCH CLAIMS ARE HEREBY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.

12.13 Guaranty. Parent joins in the execution of this Agreement for the limited purpose of providing an irrevocable guaranty to and in favor of Seller of the due performance by Purchaser of all of Purchaser’s payment obligations with respect to the Deferred Purchase Price and Purchaser’s indemnity obligations hereunder (the “Guarantied Obligations”). Parent hereby absolutely, irrevocably and unconditionally guaranties to Seller the payment, when due, of the Guarantied Obligations, and if any Guarantied Obligation is not paid in full by Purchaser when due, Parent will immediately pay such Guarantied Obligation in full. Parent’s guaranty hereunder is a primary obligation of Parent, is unconditional and absolute, and is a guaranty of payment and not of collection. There are no conditions precedent to Parent’s obligations to pay any Guarantied Obligation to Seller, other than the failure of Purchaser to pay such Guarantied Obligation in full when due. Seller may resort to Parent for payment of any of the Guarantied Obligations under this Agreement whether or not Seller shall have attempted to institute suit, collect or otherwise exercise or exhaust remedies against Purchaser or any other Person prior to seeking payment hereunder, and Seller is not required to join Purchaser or any other Person in any suit brought against Parent under this Section 12.13. Parent hereby waives all defenses and claims relating to (a) the bankruptcy, insolvency, dissolution or liquidation of Purchaser, (b) any change to the terms of the Guarantied Obligations that is binding on Purchaser, whether such change increases, reduces, extends, accelerates or otherwise modifies the terms of the Guarantied Obligations, (c) any delay or any failure or refusal to act in the enforcement of the Guarantied Obligations or of this guaranty, and (d) any invalidity of any Guarantied Obligations, including without limitation any illegality or any failure or alleged failure of Purchaser to have the power or authority to enter into the Guarantied Obligations. Parent hereby waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, notice of acceleration, protest or dishonor and, to the extent permitted by Law, any other notice with respect to any Guaranteed Obligation and this guaranty, including notice of acceptance of this guaranty and all rights of Guarantor under §43.002 of the Texas Civil Practice and Remedies Code, as amended. Parent hereby waives any and all rights of subrogation to which Parent may otherwise be entitled against Purchaser as a result of any payment made by Parent pursuant to this Section 12.13 or otherwise under this Agreement unless and until all of the Guarantied Obligations under this Agreement are fully and finally paid in full. This guaranty pursuant to this Section 12.13 is a continuing guaranty and is binding as a continuing obligation of Parent and cannot be assigned or terminated without the prior written consent of Seller, such consent to be at Seller’s sole and absolute discretion Parent hereby represents and warrants to Seller that (i) Parent is a limited partnership duly organized and validly existing under the laws of the state of Delaware, (ii) Parent possesses all requisite power and authority to enter into this Agreement and to perform the obligations contained herein and this Agreement has been duly and validly authorized by all requisite limited partnership action on the part of Parent, and (iii) this Agreement constitutes the legal, valid and binding obligation of Parent. Sections 12.1 to 12.5, 12.7 and 12.8 of this Agreement are hereby incorporated by reference into this Section 12.13, mutatis mutandis, as a part hereof for all purposes.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives, as of the date first written above.

“Cinco”

Cinco Resources, Inc.

By:	/s/ Jon L. Glass
	Name:	Jon L. Glass
	Title:	Chairman, President & CEO

“Cima”

Cima Resources, LLC

By:	/s/ Jon L. Glass
	Name:	Jon L. Glass
	Title:	President & CEO

Seller Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives, as of the date first written above.

“ARP Purchaser”

ARP Eagle Ford, LLC

By:	/s/ Matthew A. Jones
	Name:	Matthew A. Jones
	Title:	President

“Parent”

Atlas Resource Partners, L.P.

By: Atlas Resource Partners GP, LLC, its general partner

By:	/s/ Matthew A. Jones
	Name:	Matthew A. Jones
	Title:	President

ARP Purchaser and Parent Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives, as of the date first written above.

“AGP Purchaser”

Atlas Growth Eagle Ford, LLC

By:	/s/ Daniel C. Herz
	Name:	Daniel C. Herz
	Title:	President

AGP Purchaser Signature Page to Purchase and Sale Agreement

EXHIBITS

The following exhibits (the “Exhibits”) are furnished by Cinco Resources, Inc., a Delaware corporation and Cima Resources, LLC, a Delaware limited liability company (together, “Seller”), in connection with the execution and delivery of that certain Purchase and Sale Agreement, dated as of September 24, 2014 (the “Agreement”), by and among Seller, ARP Eagle Ford, LLC, a Texas limited liability company and Atlas Growth Eagle Ford, LLC, a Texas limited liability company (together, “Purchaser”), and for the sole purpose of Section 12.13 of the Agreement, Atlas Resource Partners, L.P. Any capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Agreement. Headings are provided for convenience only and will not affect the construction or interpretation of the information contained herein or the Agreement. Unless otherwise provided, references to “Exhibit(s)” refer to the corresponding Exhibits contained herein and references to “Article(s)” and “Section(s)” refer to the corresponding article(s) and section(s) of the Agreement. The disclosure of any item in these Exhibits:

a. shall be deemed disclosure with respect to all Sections of the Agreement if the relevance of such item is reasonably apparent on the face of such disclosure notwithstanding the omission of a cross-reference thereto;

b. does not constitute an admission by Seller, or otherwise imply, that such matter is material for the purposes of the Agreement, gives rise to a Material Adverse Effect or is outside the ordinary course of business;

c. may not be limited to matters required by the Agreement to be disclosed herein, and any such additional matter is disclosed for informational purposes only and does not necessarily include other matters of a similar nature;

d. with respect to the enforceability of contracts with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, is intended only to allocate rights and risks among the parties to the Agreement and is not intended to be an admission against interests, give rise to any inference or proof of accuracy, be admissible against any party by any Person who is not a party, or give rise to any claim or benefit to any Person who is not a party; is not an admission that such matter actually constitutes noncompliance with, or a violation of, any law, permit or contract or other topic to which such disclosure applies;

e. will not be deemed or interpreted to broaden any of Seller’s representations and warranties, obligations, covenants, conditions or agreements contained in the Agreement; and

f. does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.